Exhibit 10.16

DEED OF LEASE

This Lease (the “Lease”) is made this ____ day of ___________, 2021 (the “Effective Date”), between KEY WEST MD OWNER LLC, a Delaware limited liability company (“Landlord”), and MAXCYTE, INC., a Delaware corporation (“Tenant”).

Witnesseth:

For and in consideration of the covenants herein contained and upon the terms and conditions herein set forth, the parties agree as follows:

1.Introductory Provisions.

(a)Fundamental Lease Provisions.  Certain Fundamental Lease Provisions are presented in this Section in summary form solely to facilitate convenient reference by the parties hereto:

1.	Demised Premises	Suite No. 400	[See Section 2(a)]
2.	Building

Building located at 9713 Key West Avenue, Rockville, Maryland 20850, which Building contains approximately 128,394 square feet of rentable area, as measured in accordance with the 2017 Standard Method of Measuring Floor Area in Office Buildings as adopted by the Building Owners and Managers Association (ANSI/BOMA Z65.1 – 2017) (the “2017 BOMA Method”).

[See Section 2(a)]

3.	Rentable Area of Demised Premises

Approximately 67,326 Square Feet.  The Demised Premises consists of (a) approximately 12,957 square feet of rentable area located on the first floor of the Building (the “Phase 1 First Floor Space”) and approximately 12,810 square feet of rentable area located on the fourth floor of the Building (the “Phase 1 Fourth Floor Space” (the Phase 1 First Floor Space and the Phase 1 Fourth Floor Space are sometimes hereinafter collectively referred to as the “Phase 1 Premises”), (b) approximately 627 square feet of rentable area located  on the first floor of the Building (the “Phase 2 UPS Space”), approximately 13,310 square feet of rentable area located on the second floor of the Building (the “Phase 2 Second Floor Space”) and  approximately 14,200 square feet of rentable area located on the fourth floor of the Building (the “Phase 2 Fourth Floor Space”)  (the Phase 2 UPS Space, the Phase 2 Second Floor Space and the Phase 2 Fourth Floor Space are sometimes hereinafter collectively, referred to as the “Phase 2 Premises”),  and approximately 13,422  square feet of rentable area located on the second  floor of the Building (the “Phase 3 Premises”). The Demised Premises has been measured in accordance with the 2017 BOMA Method.

[See Section 2(a)]
4.	Proportionate Share	52.44% (including the Phase 3 Premises), 41.98% (excluding the Phase 3 Premises) and 20.07% (excluding the Phase 2 Premises and Phase 3 Premises)	[See Section 2(b)]
5.	Lease Term

As to the entirety of the Demised Premises, the Lease Term shall end 13 “Lease Years” (as defined below) and six (6) months after the Phase 1 Commencement Date, except as provided in Section 45 of this Lease with respect to the Phase 3 Premises.

[See Section 3(a)]

“Phase 2 UPS Space Commencement Date” shall be the earlier to occur of the date that is two (2) months after the date the Landlord provides Tenant with written notice that the Phase 2 UPS Space is free of all tenancies and other rights of other tenants to take occupancy thereof and is in construction ready condition as required in Section 6(a) of this Lease, or the date the Phase 2 UPS Space Tenant Work is substantially completed.

“Phase 2 Fourth Floor Space Commencement Date” shall be the earlier to occur of the date that is four (4) months after the date the Landlord gives Tenant access to the Phase 2 Fourth Floor Space, or the date the Phase 2 Fourth Floor Space Tenant Work is substantially completed.

“Phase 2 Second Floor Space Commencement Date” shall be the earlier to occur of twelve (12) months from the date Landlord provides Tenant with written notice that the Phase 2 Second Floor Space is free of all tenancies and other rights of other tenants to take occupancy thereof provided such notice shall not be earlier than July 1, 2022 (but not later than October 1, 2022) , or the date the Phase 2 Second Floor Space Tenant Work is substantially completed.

“Phase 3 Commencement Date“ shall be one hundred twenty (120) days after the date Tenant

6.	Commencement Date

The “Phase 1 Commencement Date” shall be the earlier to occur of (x) the date that is nine (9) months after the date of the execution of this Lease, or (y) the date the Phase 1 Premises Tenant Work is substantially completed, provided that Tenant shall have access to the Phase 1 Premises when and not before all necessary building permits have been issued to begin the Tenant Work for such space.

The “Phase 2 UPS Space Commencement Date” shall be the earlier to occur of the date that is two (2) months after the date the Landlord provides Tenant with written notice that the Phase 2 UPS Space is free of all tenancies and other rights of other tenants to take occupancy thereof and is in construction ready condition as required in Section 6(a) of this Lease, or the date the Phase 2 UPS Space Tenant Work is substantially completed.

Subject to the provisions of the fourth sentence of Section 3(b) below, the “Phase 2 Fourth Floor Space Commencement Date” shall be the earlier to occur of the date that is four (4) months after the date the Landlord gives Tenant access to the Phase 2 Fourth Floor Space, or the date the Phase 2 Fourth Floor Space Tenant Work is substantially completed.

The “Phase 2 Second Floor Space Commencement Date” shall be the earlier to occur of twelve (12) months from the date Landlord provides Tenant with written notice that the Phase 2 Second Floor Space is free of all tenancies and other rights of other tenants to take occupancy thereof provided such notice shall not be earlier than July 1, 2022 (but not later than October 1, 2022) , or the date the Phase 2 Second Floor Space Tenant Work is substantially completed.

Notwithstanding anything in this Lease provided to the contrary, no part of the Phase 2 Second Floor Space shall be tendered or delivered to the Tenant before, but not later than, when all necessary permits have been issued to begin Tenant Work for the Phase 2 Second Floor Space.  In no event shall the Phase 2 Premises Base Rent, without abatement, except as provided in Section 3(c) of this Lease, begin later than the earlier of substantial completion or July 1, 2023.

The anticipated availability dates for the Phase 2 Premises for the:

Phase 2 UPS Space is July 1, 2022

Phase 2 Fourth Floor Space is June 1, 2022

Phase 2 Second Floor Space is July 1, 2022.

The “Phase 3 Commencement Date“ shall be one hundred twenty (120) days after the date Tenant

[See Section 3(a)]

requests that Landlord fund any portion of the Phase 3 Construction Allowance in accordance with Section 45 below.
7.	Expiration Date	The date which is thirteen (13) “Lease Years” (as defined below) and six (6) months after the Phase 1 Commencement Date.	[See Section 3(a)]
8.	Rental Agent	Lincoln Property Company 9713 Key West Avenue Suite 110 Rockville, Maryland 20850	[See Section 4]
9.	Base Annual Rent and Base Monthly Rent

Phase 1 Premises

Period	Base Annual Rent	Base Monthly Rent	Rent Per Square Foot
*Lease Year 1
Lease Year 2
Lease Year 3
Lease Year 4
Lease Year 5
Lease Year 6
Lease Year 7
Lease Year 8
Lease Year 9
Lease Year 10
Lease Year 11
Lease Year 12
Lease Year 13
1st six months of Lease Year 14

Provided Tenant is not in default under the Lease, Landlord agrees to abate the first twelve (12) installments of Base Monthly Rent that are payable under the Lease with respect to the Phase 1 Premises (the “Phase 1 Rent Abatement”).

*Lease Year 1 begins on the Phase 1 Commencement Date.

Phase 2 UPS Space

Commencing on the Phase 2 UPS Space Commencement Date, the Phase 2 UPS Space Base Annual Rent shall be equal to the product of 627 multiplied by the then Base Annual Rent payable on a per square foot basis for the Phase 1 Premises as of the Phase 2 UPS Commencement Date and shall be increased on the same dates and the same percentage (two and one-half percent (2.5%)) that the Phase 1 Premises Base Annual Rent gets escalated. Provided Tenant is not in default under the Lease, Landlord agrees to abate the first twelve (12) installments of Base Monthly Rent that are payable under the Lease with respect to the Phase 2 UPS Space (the “Phase 2 UPS Rent Abatement”).

Phase 2 Fourth Floor Space

Commencing on the Phase 2 Fourth Floor Commencement Date, the Phase 2 Fourth Floor Space Base Annual Rent shall be equal to the product of 14,200 multiplied by the then Base Annual Rent payable on a per square foot basis for the Phase 1 Premises as of the Phase 2 Fourth Floor Commencement Date, and shall be increased on the same dates and the same percentage (two and one-half percent (2.5%)) that the Phase 1 Premises Base Annual Rent gets escalated. Provided Tenant is not in default under the Lease, Landlord agrees to abate the first twelve (12) installments of Base Monthly Rent that are payable under the Lease with respect to the Phase 2 Fourth Floor Space (the “Phase 2 Fourth Floor Space Rent Abatement”).

Phase 2 Second Floor Space

Commencing on the Phase 2 Second Floor Commencement Date, the Phase 2 Second Floor Space Base Annual Rent shall be equal to the product of 13,310 multiplied by the then Base Annual Rent payable on a per square foot basis for the Phase 1 Premises as of the Phase 2 Second Floor Commencement Date, and shall be increased on the same dates and the same percentage (two and one-half percent (2.5%)) that the Phase 1 Premises Base Annual Rent gets escalated.

Phase 3 Premises

Commencing on the Phase 3 Commencement Date, the Phase 3 Base Annual Rent shall be equal to the product of 13,422 multiplied by                                                     ), and shall be increased on the same dates and the same percentage (two and one-half percent (2.5%)) that the Phase 1 Premises Base Annual Rent gets escalated. Provided Tenant is not in default under the Lease, Landlord agrees to abate the first eight (8) installments of Base Monthly Rent that are payable under the Lease with respect to the Phase 3 Premises (the “Phase 3 Premises Rent Abatement”).

Once each respective “Commencement Date” has been established, upon either party’s written request, the parties shall enter into an amendment of the Lease which sets forth a rent chart, as calculated in accordance with the foregoing, for each respective space.

10.	Intentionally Deleted
11.	Intentionally Deleted
12.	Use of Demised Premises

General office, inventory management, instrument and consumable/disposable manufacturing, and laboratory use consistent with office and lab buildings in Rockville, Maryland and otherwise in accordance with all applicable laws.

[See Section 7]
13.	Security Deposit		[See Section 4(h)]
14.	Intentionally Deleted
15.	Intentionally Deleted
16.	S tandardBuilding Operating Hours:	8:00 a.m. to 6:00 p.m. Monday – Friday	[See Section 10(a)]

17.	Building Holidays	New Year’s Day, Memorial Day, the Fourth of July, Labor Day, Thanksgiving Day, Christmas Day	[See Section 10(a)]
18.	Address for Notices to Tenant before Occupancy of Demised Premises	Maxcyte, Inc. 22 Firstfield Road Suite 110 Gaithersburg, MD 20878 Attn: Ron Holtz	[See Section 37]
19.	Address for Notices to Tenant after Occupancy of Demised Premises	At the Demised Premises	[See Section 37]
20.	Address for Notices to Landlord

Key West MD Owner LLC

c/o Beckham Gumbin Ventures

4310 Fauquier Avenue

PO Box 348

The Plains, Virginia 20198

with a copy to:

Shulman, Rogers, Gandal, Pordy & Ecker, P.A.
12505 Park Potomac Avenue, 6th Floor
Potomac, Maryland 20854
Attention: Douglas K. Hirsch, Esquire

[See Section 37]
21.	Leasing Brokers	Edge Commercial Real Estate and Cushman & Wakefield	[See Section 38]
22.	Intentionally Deleted
23.	Name and Address of Tenant’s Resident Agent	The Corporation Trust 2405 York Road Suite 201 Lutherville, Maryland 21093-2264

(b)References and Conflicts.  References appearing in Section 1(a) are intended to designate some of the other places in the Lease where additional provisions applicable to the particular Fundamental Lease Provisions appear.  These references are for convenience only and shall not be deemed all inclusive.  Each reference in this Lease to any of the Fundamental Lease Provisions contained in Section 1(a) shall be construed to incorporate all of the terms provided for under such provisions, and such provisions shall be read in conjunction with all other provisions of this Lease applicable thereto.  If there is any conflict between any of the Fundamental Lease Provisions set forth in Section 1(a) and any other provisions of the Lease, the latter shall control.

(c)Exhibits.  The following drawings and special provisions are attached hereto as exhibits and hereby made a part of this Lease:

Exhibit “A”Floor Plan of Demised Premises [§2(a)]

Exhibit “B”Rules and Regulations [§8]

Exhibit “C”Certificate of Commencement [§3(b)]

Exhibit “D”Current Base Building Conditions

Exhibit “E”Work Agreement [§6]

Exhibit “F”Letter of Credit

Exhibit “G”Landlord’s Scope of Work

Exhibit “H”     ROFO Hierarchy

Exhibit “I”Phase 3 Give Back Space

2.Premises.

(a)Demised Premises.  Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the Demised Premises as specified in Section 1(a)(1) located in the Building specified in Section 1(a)(2).  The Demised Premises shall consist of approximately the square footage of rentable floor space as specified in Section 1(a)(3) and as shown on floor plan attached hereto as Exhibit “A”.

(b)Tenant’s Proportionate Share.  Tenant’s Proportionate Share of certain expenses hereinafter made payable to Landlord as Additional Rent is specified in Section 1(a)(4).  Said computation is based upon the ratio of the total rentable area of the Demised Premises to the rentable area of the Building.  The Proportionate Share shall be modified during the Lease Term in the event that the rentable area of the Building is modified.

(c)Project.  The Building, the Common Areas and the land upon which the same are located, along with all other buildings and improvements thereon or thereunder, including all parking facilities, are herein collectively referred to as the “Project.”

3.Term.

(a)Lease Term.  The term of this Lease (sometimes herein called the “Lease Term”) shall be the period commencing on the Phase 1 Commencement Date and, subject to sooner termination as herein provided, ending the number of years and months specified in Section 1(a)(5) after the Commencement Date (the “Expiration Date”).  The period commencing with the Phase 1 Commencement Date and ending on the last day of the twelfth (12th) full calendar month thereafter shall constitute the first “Lease Year” as such term is used herein.  Each successive full twelve (12) month period during the Lease Term shall constitute a “Lease Year”.

(b)Inability to Deliver Possession.  Tenant shall periodically update Landlord about the status of Tenant obtaining construction permits for the Phase 1 Premises.  Approximately thirty (30) days before Tenant obtains such permits, Tenant will provide Landlord with a written notice stating that Tenant anticipates receiving such permits within thirty (30) days. Within five (5) business days after receiving such notice, Landlord shall deliver a notice to the existing occupant of the Phase 1 Premises, which notice shall provide that such occupant must vacate the Phase 1 Premises within thirty (30) days.   Within ninety (90) days of the execution of this Lease by Landlord and Tenant, Landlord shall deliver to Tenant a written notice stating that the Phase 2 Fourth Floor Space will be free of all other tenancies or rights of other tenants by not later than twelve (12) months following the date of the execution of this Lease, but not earlier than five (5) months from the date of execution of this Lease.  If Landlord shall be unable to tender possession of the Phase 1 Premises by September 1, 2021 (the “Anticipated Commencement Date”), by reason of: (i) the holding over or retention of possession of any tenant or occupant; (ii) the failure to complete repairs, improvements or decoration of the Phase 1 Premises or of the Building; or (iii) for any other reason, Landlord shall not be subject to any liability for the failure to tender possession on said date.  In the case of holding over, Landlord shall have no responsibility for any delay in tendering possession of the Phase 1 Premises.  Under any of the aforesaid circumstances, the rent covenanted to be paid herein shall not commence and the Phase 1 Premises Commencement Date shall be postponed on a day for day basis until possession of the Phase 1  Premises is tendered to Tenant; provided, however, that the Phase 1 Premises Commencement Date shall not be postponed by (i) any delays occasioned by Tenant’s failure to perform any of its obligations with respect to the construction of the Phase 1 Premises within the timeframes for such performance set forth in Exhibit “E”, or (ii) any delays in construction caused by and contractors retained by Tenant, or (iii) any delays in construction resulting from delays in the delivery or installation of improvements specified in Tenant’s Space Plan which are not Building standard.  No such failure to give possession on the date set forth in Section 1(a)(6) shall in any other respect affect the validity of this Lease or the obligations of Tenant hereunder, nor shall the same be construed to modify the Lease Term, which in all events shall be the number of years and months set forth in Section 1(a)(5); provided, however, that if Landlord shall not have tendered possession of the Phase 1 Premises to Tenant within six (6) months after the Anticipated Commencement Date, then Tenant may terminate this Lease by written notice given to Landlord within twenty (20) days after the expiration of such six (6) month period.  In such event, Landlord shall refund any security deposit and advance rental payment theretofore paid by Tenant, and the parties shall thereupon be relieved of any and all liability hereunder.  Tenant right of access prior to the Phase 1 Premises Commencement Date shall be under all the terms, covenants, conditions and provisions of this Lease, except the obligation to pay rent.  Within fifteen (15) days after (x) the Phase 1 Premises Commencement Date, Landlord and Tenant shall execute a Certificate of Commencement in the form of Exhibit “C”, and (y) each applicable commencement date with respect to a phase of the Demised Premises, Landlord and Tenant shall execute a Certificate of Commencement in the form of Exhibit “C”.  Tenant’s failure to execute and deliver any  Certificate of Commencement shall not affect the applicable Commencement Date, or the Expiration Date.

(c)If any of the anticipated availability dates for the respective Phase 2 Spaces are delayed beyond three (3) months past the respective anticipated Phase 2 Space availability  dates, other than by reason of any act or failure to act by Tenant, Tenant shall receive one (1) additional day of Abated Base Monthly Rent for each day past three months for such portion of the Phase 2 Space as to which the respective Phase 2 Space availability date has been so delayed.

(d)Rule Against Perpetuities.  In the event that the Lease Term has not commenced within three (3) years after the date specified as the Phase 1 Commencement Date, then this Lease shall automatically terminate at the expiration of such three (3) year period, whereupon the parties shall thereupon be relieved of any and all further liability hereunder.

4.Rent.

(a)Base Annual Rent.  The Base Annual Rent reserved hereunder shall be as specified in Section 1(a)(9) which shall be payable by Tenant to the Landlord during each Lease Year of the Lease Term in equal monthly installments of Base Monthly Rent each as specified in Section 1(a)(9).  Tenant shall pay the first monthly installment of Base Annual Rent upon execution of this Lease, which payment shall be applied to the first monthly installment of (Phase 1) Base Annual Rent that is payable hereunder.  Tenant shall thereafter pay the remaining monthly installments of Base Annual Rent in advance, without notice or demand, and without set-off, deduction or abatement of any kind, on or before the first day of each and every calendar month throughout the remaining term of the Lease, at the office of the Rental Agent specified in Section 1(a)(8), or to such other person or at such other address as Landlord may designate by written notice to Tenant from time to time.

(b)Intentionally Deleted.

(c)Additional Rent.

(i)General.  Whenever it is provided by the terms of this Lease that Tenant is required to make any payment to Landlord other than of Base Annual Rent, such payment shall be deemed to be additional rent (“Additional Rent”).  Unless otherwise expressly specified herein, Additional Rent shall be paid by Tenant upon Tenant’s receipt from Landlord of a statement showing the amount owed.  Additional Rent shall include, but not be limited to:

(ii)Operating Expenses.  Commencing on the Phase 1 Commencement Date and continuing throughout the Lease Term, Tenant agrees to pay to Landlord, as Additional Rent, Tenant’s Proportionate Share (with respect to the Phase 1 Premises), as set forth in Section 1(a)(4), of operating expenses. Tenant’s obligation to commence paying Tenant’s Proportionate Share of operating expenses with respect to each subsequent phase of the Demised Premises shall commence on the applicable commencement date for each such phase, which commencement dates are more particularly described in Section 1(a) 6 above.  The term “operating expenses” shall mean any and all expenses incurred by Landlord in connection with owning, managing, operating, maintaining, servicing, insuring and repairing the Building, including but not limited to: (1) wages and salaries of all employees engaged in the management, operation or maintenance of the Building, including taxes, insurance and benefits relating hereto; (2) all supplies, materials, equipment and tools used in the operation or maintenance of the Building; (3) cost of all maintenance and service agreements for the Building and the equipment therein, including but not limited to controlled access and energy management services, window cleaning and elevator maintenance; (4) cost of all insurance relating to the Building, including the cost of casualty, liability and rent loss insurance applicable to the Building and Landlord’s personal property used in connection therewith; (5) general and special repairs and maintenance; (6) management fees (not to exceed 3% of the gross revenues of the Building); (7) legal, accounting, auditing and other professional fees; (8) the cost of any additional services not provided to the Building at the Commencement Date of the Lease Term, but thereafter provided by Landlord in the prudent management of the Building; (9) intentionally deleted; (10) costs for char service and cleaning supplies; (11) costs for utility services such as electricity, gas, water and sewage, including the cost of heating and cooling the Building; (12) the cost of any capital improvements or alterations made to the Building after the Commencement Date, that reduce other operating expenses, or which are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed, such cost to be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed for the purposes of constructing said capital improvements (or, in the event that Landlord elects not to borrow funds to construct such capital improvements, at the rate that Landlord would have paid had it borrowed funds for the purpose of constructing said improvements); (13) transportation district fees, parking district fees, and the cost of other amenities required by law; (14) cost of onsite Building management office expenses and directly allocable offsite management expenses, including telephone, rent, stationery and supplies; (15) costs of all elevator and escalator (if installed in the Building) maintenance and operation; (16) cost of providing security; (17) cost of providing garbage and snow removal and pest control; (18) cost of decoration of common areas; (19) cost of landscaping; (20) cost of maintenance and operation of the parking area; (21) costs and fees charged and/or assessed in connection with any business improvement district that is applicable to the Building; (22) the cost of operating, replacing, modifying and/or adding improvements or equipment mandated by any law, statute, regulation or directive of any governmental agency and any repairs or removals necessitated thereby (including, but not limited to, the cost of complying with the Americans With Disabilities Act and regulations of the Occupational Safety and Health Administration) not otherwise required due to requirements relating specifically to any other tenant of the Building; (23) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; (24) any business property taxes or personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Building; (25) the cost of all business licenses, including Business Professional and Occupational License Taxes and Business Improvements Districts Taxes, any gross receipt taxes based on rental income or other payments received by Landlord, commercial rental taxes or any similar taxes or fees; (26) transportation taxes, fees or assessments, including but not limited to, mass transportation fees, metrorail fees, trip fees, regional and transportation district fees; (27) all costs and expenses associated with or related to the implementation by Landlord of any transportation demand management program or similar program; (28) fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution; (29) the cost of any other service provided by Landlord or any cost that is elsewhere stated in this Lease to be an “operating expense”; (30) operating expenses incurred in connection with the Project to the extent that they are attributable to the Building; (31) a reasonable rental rate and all other costs for the operation and maintenance of a fitness facility; and (32) a reasonable rental rate and all other costs for the operation and maintenance of a conference facility.  Real Property Taxes (as defined in Section 5 hereof) shall be paid in accordance with Section 5 below and shall not be included in operating expenses.  Landlord shall have the right but not the obligation, from time to time, to equitably allocate some or all of the operating expenses among different tenants of the Project or among the different buildings which comprise the Project (the “Cost Pools”), which buildings contain approximately 287,603 total square feet.  As of the date hereof, the operating expenses for the Project are allocated as follows: (i) 44.64% to the building located at 9713 Key West Avenue (128,394 square feet); (ii) 28.91% to the building located at

9715 Key West Avenue (83,142 square feet); (iii) 26.33% to the building located at 9717 Key West Avenue (75,719 square feet); and (iv) .12% to the café (347 square feet). Landlord shall have the right, from time to time, to change the forgoing allocations, provided in no event shall any such changed allocation change the initial allocations to any building by more than two percent (2%).  Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project and the retail space tenants of the Project.  Notwithstanding anything in this Lease to the contrary, the preceding list is for definitional purposes only and shall not impose any obligation upon Landlord to incur such expenses or provide such services.  “Operating expenses” shall not include any of the following, except to the extent that such costs and expenses are included in operating expenses as described above:  costs of painting or decorating tenant space; leasing brokerage commissions; interest and amortization of mortgages; ground rent; the costs of special services or utilities separately charged to individual tenants of the Building, income taxes incurred by Landlord with respect to the Building or the Project, depreciation and amortization of the Building, costs and fines incurred because Landlord or another tenant violated any law or other legal requirements or failed to timely pay a bill, any item for which the Landlord is reimbursed by insurance, fees with respect to any loan on the Building, costs of enforcing leases against tenants of the Building, any bad debt loss, rent loss or reserves for same.  Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not fully occupied during any calendar year, an adjustment shall be made in computing the operating expenses for such year so that the operating expenses shall be computed for such year as though the Building had been ninety-five (95%) percent occupied during such year.  In the event that specific tenants are billed directly for certain charges normally covered under operating expenses, Tenant’s pro rata share will be appropriately adjusted.

(iii)Landlord’s Enforcement Costs.  Additional Rent shall include any and all expenses incurred by Landlord, including reasonable attorneys’ fees, for the collection of monies due from Tenant and the enforcement of Tenant’s obligations under the provisions of this Lease.  When Landlord, at Tenant’s expense, performs an obligation of Tenant pursuant to the terms of this Lease, the costs and expenses (including reasonable overhead in an amount equal to 5% of the costs and expenses so incurred by Landlord)  incurred by Landlord in performance of such obligations shall be Additional Rent.

(d)Additional Rent Estimates and Adjustments.

(i)In order to provide for current monthly payments of Additional Rent, Landlord shall submit to Tenant prior to January 1st of each year a written statement of Landlord’s estimate of the amount of operating expenses, together with the estimated amount of Tenant’s Additional Rent.  Commencing on the Commencement Date sand continuing throughout the Lease Term, Tenant shall pay each month one-twelfth (1/12th) of Tenant’s Proportionate Share of Landlord’s estimate of the operating expenses.  Landlord may revise its estimate of operating expenses at any time during a calendar year by written notice to Tenant, setting forth such revised estimate and Tenant’s Proportionate Share of the estimated operating expenses.  In such event, all monthly payments made by Tenant after such notice shall be in an amount calculated on the basis of such revised estimate.

(ii)If payment of Additional Rent begins on a date other than January 1st under this Lease, in order to provide for current payments of Additional Rent through December 31st of that partial calendar year, Landlord shall submit to Tenant a statement of Landlord’s estimate of Tenant’s Additional Rent for that partial year, stated in monthly increments.  Tenant shall make the monthly incremental payments of estimated Additional Rent, together with its installments of operating expenses.

(iii)Within six (6) months after the end of each calendar year, Landlord will submit to Tenant a statement of the actual operating expenses for the preceding calendar year. Tenant shall pay Landlord, within thirty (30) days of Tenant’s receipt of such statement, Tenant’s Proportionate Share of the excess, if any, of actual operating expenses over the projected operating expenses.  If the amount paid by Tenant during the previous year exceeded Tenant’s share of actual operating expenses for the year, the excess shall be credited toward payment of the next installment of operating expenses to be paid by Tenant after Tenant receives said statement from Landlord.  If the amount paid by Tenant during the last calendar year of the Lease Term exceeds Tenant’s share of actual operating expenses for such year, Landlord shall pay Tenant the excess amount within thirty (30) days after Landlord’s submission to Tenant of the aforesaid operating expense statement for such calendar year.

(iv)Within thirty (30) days after receipt of Landlord’s statement showing actual figures for the year, Tenant shall have the right to request a statement of operating expenses of the Building and copies of real estate tax bills, which shall be supplied to Tenant within a reasonable time after Tenant’s written request.  No such request shall extend the time for payments as set forth in Section 4(c) or Section 4(d)(iii) above.  Unless Tenant asserts specific error(s) and supports such errors, in writing, within thirty (30) days after Landlord has complied with Tenant’s request, Tenant shall waive the right to contest the statement of actual figures for the year submitted by Landlord.  If Tenant timely asserts specific error(s) and supports such errors, in writing, and it shall be determined that there is an error in Landlord’s statement, Tenant shall be entitled to a credit for any overpayment.

(e)Taxes on Tenant’s Property.  Tenant shall be liable for, and shall pay at least ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Demised Premises.  If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed value of the Demised Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessments (which Landlord shall have the right to do regardless of the validity thereof, but under protest if requested by Tenant), Tenant shall upon demand repay to Landlord a sum equal to the taxes levied against Landlord or the portion of such taxes resulting from such increase in the assessment; provided that, in any such event, Tenant shall have the right, at Tenant’s sole cost and expense, to bring suit to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

(f)Payment of Rent.  Any rent payable for a portion of a month shall be prorated based upon a thirty (30)-day calendar month.

Any Base Annual Rent or Additional Rent which is not paid within five (5) days after the same is due shall bear interest at twelve percent (    ) per annum or the highest legal rate, whichever is lower, from the due date until the date received by Landlord.  No payment by Tenant or receipt by Landlord of lesser amounts of rent than those herein stipulated shall be deemed to be other than on account of the earliest unpaid stipulated rent.  No endorsement or statement on any check or any letter accompanying any check or payment as rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease.  In addition, in the event Base Annual Rent or Additional Rent is not paid within five (5) days of its due date, Landlord, at its sole option, may assess a late charge equal to five percent (     ) of the Base Monthly Rent or Additional Rent, as applicable, as liquidated damages for the additional administrative charges incurred by Landlord as a result of such late payment.  Despite the foregoing, Landlord shall waive such interest and late charge on the first (1st) occasion during any twelve (12) month period in which Tenant does not timely pay Base Annual Rent or Additional Rent, provided that Tenant pays such installment of Base Annual Rent or Additional Rent to Landlord within five (5) days after the date Tenant receives notice that such amount is past due.  If Landlord receives from Tenant two or more returned or “bounced” checks in any twelve (12) month period, Landlord may require all future rent by cashier’s or certified check.

(g)Survival of Rent Obligation.  The obligation of Tenant with respect to the payment of Additional Rent shall survive the termination of this Lease or assignment thereof.

(h)Security Deposit.

(i)Tenant has deposited with Landlord simultaneously with the execution of this Lease, the Security Deposit to secure the prompt performance of Tenant’s obligations hereunder.  The Security Deposit may be commingled with Landlord’s general funds, if permitted by law.  Landlord shall have the right, but shall not be obligated, to apply all or any portion of the Security Deposit to cure any Event of Default, in which event Tenant shall be obligated to deposit with Landlord the amount necessary to restore the Security Deposit to its original amount within five (5) days after written notice from Landlord.  To the extent not forfeited or otherwise used as provided herein, and provided the Demised Premises are vacated in good condition, as described in Section 16 of this Lease, the Security Deposit shall be returned, without interest, to Tenant within thirty (30) days after the termination of this Lease.  Landlord shall deliver the Security Deposit to the purchaser or any assignee of Landlord’s interest in the Demised Premises or the Building, whereupon Landlord shall be discharged from any further liability with respect to the Security Deposit.  This provision shall apply also to any and all subsequent transferors of the Landlord’s interest in this Lease.  If the Tenant fails to take possession of the Demised Premises as required by this Lease, the Security Deposit shall not be deemed liquidated damages and Landlord’s use of the Security Deposit pursuant to this Section 4 shall not preclude Landlord from recovering from Tenant all additional damages incurred by Landlord as provided in this Lease.

(ii)At Tenant’s election, in lieu of the Security Deposit in the amount stipulated in Section 1(a)(13) above, Tenant at any time simultaneously with, or following the execution of this Lease, may deliver to Landlord an irrevocable letter of credit payable in Maryland running in favor of Landlord issued by a federally insured bank, in the amount stipulated in Section 1(a)(13).  The letter of credit shall be irrevocable for the term thereof and shall provide that it is automatically renewable for a period ending not earlier than thirty (30) days after the expiration of the Lease Term without any action whatsoever on the part of Landlord; provided that the issuing bank shall have the right not to renew said letter of credit on written notice to Landlord not less than thirty (30) days prior to the expiration of the then current term thereof (it being understood, however, that the privilege of the issuing bank not to renew said letter of credit shall not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the date which is thirty (30) days after the expiration of the term thereby demised).  Each letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper rated at least P-2 (or equivalent) by Moody’s Investor Services, Inc., or rated at least A-2 (or equivalent) by Standard & Poor’s Corporation, and shall be otherwise acceptable to Landlord in its reasonable discretion.  If the issuer's credit rating is reduced below P-2 (or equivalent) by Moody’s Investors Services, Inc. or below A-2 (or equivalent) by Standard & Poor's Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute letter of credit within ten (10) business days following Landlord's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord to immediately draw upon the then existing letter of credit in whole or in part, without notice to Tenant and hold the proceeds thereof as a cash security deposit, which shall be held and applied by Landlord in accordance with the terms of the Lease.  In the event the issuer of any letter of credit held by Landlord is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section, and, within ten (10) business days thereof, Tenant shall replace such letter of credit with other collateral acceptable to Landlord in its sole and absolute discretion, and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) business day period.  Any failure or refusal of the issuer to honor the letter of credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit.

(A)The form and terms of the letter of credit shall be substantially in the form attached to this Lease as Exhibit “F”, and made a part hereof and shall provide, among other things, that:

(1)

Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the letter of credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) statement that such amount is due to Landlord under the terms and conditions of this Lease, it being understood that if Landlord or its managing agent be a corporation, partnership or other entity, then such statement shall be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity);

(2)	The letter of credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement;
(3)

In the event of a transfer of Landlord’s interest in the Building of which the Demised Premises are a part, Landlord shall transfer the letter of credit to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord.

(B)If, as a result of any such application of all or any part of such security, the amount secured by the letter of credit shall be less than the amount stipulated in Section 1(a)(13), Tenant shall forthwith provide Landlord with cash or additional letter(s) of credit in an amount equal to the deficiency.  Tenant further covenants that it will not assign or encumber said letter of credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the letter of credit expires earlier than thirty (30) days after the expiration of the term of this Lease, or the issuing bank notifies Landlord that it shall not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than thirty (30) days prior to the expiration of the expiring letter of credit), which is irrevocable and automatically renewable as above provided until thirty (30) days after the end of the Lease Term, upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord in its reasonable discretion.  However, (i) if the letter of credit is not timely renewed or a substitute letter of credit is not timely received, (ii) or if Tenant fails to maintain the letter of credit in the amount and upon the terms set forth in this Section 4, Tenant, at least thirty (30) days prior to the expiration of the letter of credit, or immediately upon its failure to comply with each and every term of this Section, must deposit with Landlord cash security in the amount stipulated in Section 1(a)(13), failing which Landlord may present such letter of credit to the bank, in accordance with the terms of this Section, and the entire sum secured thereby shall be paid to Landlord, to be held and applied by Landlord as provided in this Section.

5.Real and Personal Property Taxes.

(a)Payment of Taxes.  Commencing on the Phase 1 Commencement Date and continuing throughout the balance of the Lease term Tenant shall pay to Landlord during the Term hereof, in addition to Base Annual Rent and Tenant’s Share of operating expenses, Tenant’s Proportionate Share (with respect to the Phase 1 Premises) of the “Real Property Taxes” (as defined in Section 5(b) below) for each year.  Tenant’s obligation to commence paying Tenant’s Proportionate Share of Real Property Taxes with respect to each subsequent phase of the Demised Premises shall commence on the applicable commencement date for each such phase, which commencement dates are more particularly described in Section 1(a) 6 above. Tenant’s Proportionate Share of Real Property Taxes shall be payable by Tenant at the same time, in the same manner and under the same terms and conditions as Tenant pays Tenant’s Proportionate Share of operating expenses as provided in Section 4 of this Lease.

(b)Definition of “Real Property Tax.”  The term “Real Property Tax” shall mean all taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, now or hereafter assessed, levied or imposed upon the Building, and the land on which it is built, including, without limitation, vault fees and charges, arena taxes, front foot benefit charges and adequate public facility costs and assessments, together with (i) any tax, assessment, or other imposition in the nature of a real estate tax, (ii) any ad valorem tax on rent or any tax on income if imposed in lieu of or in addition to real estate taxes and assessments, and (iii) any taxes and assessments which may hereafter be substituted for real estate taxes, including by way of illustration only, any tax, assessment or other imposition (whether a business rental or other tax) now or hereafter levied for Tenant’s use or occupancy of or conduct of business at the Demised Premises, on Tenant’s improvements to or furniture, fixtures or equipment in the Demised Premises, or imposed upon the rent payments.  In the event that Landlord elects to contest Real Property Taxes, then reasonable expenses incurred by Landlord in obtaining or attempting to obtain a reduction of any Real Property Taxes shall be added to and included in Real Property Taxes. For the avoidance of doubt, Federal, State and local taxes on the income of the Landlord shall not constitute Real Property Taxes.

(c)Reassessments.  From time to time Landlord may challenge the assessed value of the Project as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds.  If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter collectively referred to as a “reduction”), Landlord shall credit the reduction(s) to Real Property Taxes for the calendar year to which a reduction applies and to recalculate the Real Property Taxes owed by Tenant for years after the year in which the reduction applies based on the reduced Real Property Taxes.  All reasonable costs incurred by Landlord in attempting to obtain or obtaining the Real Property Tax reductions shall be considered an operating expense and Such reduction shall be applied in the year in which the reduction is received by Landlord.  In addition, all accounting and related costs incurred by Landlord in calculating new Base Years for tenants and in making all other adjustments shall be an operating expense.

6. As-Is.

(a)Except for the “Landlord’s Work” (as defined below) and the “UPS Room Improvements” (as defined below), Tenant is leasing the Demised Premises in its as-is condition.  Tenant shall cause the Tenant’s Work to be performed in accordance with the provisions of Exhibit E of this Lease.  Landlord, at Landlord’s expense, shall (i) cause to be completed the work which is described on Exhibit G (the “Landlord’s Work”), which is attached to and made a part hereof, and (ii) provide that the portion of the Demised Premises that is designated on the first floor of the building as the “UPS Room” and that portion of the  second floor of the Demised Premises as the “Data Room” is in construction ready condition, including demolishing, removing and clearing all equipment on the first floor of the UPS Room and removing all of the raised floor and equipment on the Data Room on the second (2nd) floor (collectively, the “UPS and Data Room Improvements”).

(b)Permits.  Landlord shall be responsible for obtaining all permits for Landlord’s Work and Tenant shall be responsible for obtaining all permits or licenses necessary for Tenant’s Work and for its lawful occupancy of the Demised Premises.  This requirement shall not relieve Tenant of its liability for Base Annual Rent from the Commencement Date in the event all of said permits have not been acquired prior thereto.

7.Use of Demised Premises.

(a)Use.  Tenant shall use and occupy the Demised Premises for the purposes specified in Section 1(a)(12) and for no other purpose whatsoever.  Tenant shall not use or permit the Demised Premises to be used for any other purpose or purposes without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion.  Notwithstanding anything in this Lease to the contrary, in no event shall Tenant use or permit any party to use any portion of the Demised Premises for any of the following purposes: (i) classroom; (ii) data center; (iii) call center; (iv) sales order center; or (v) conference facility.

(b)Compliance.  Tenant shall, at Tenant’s sole expense, (i) comply with all laws, orders, ordinances, and regulations of federal, state, county, and municipal authorities having jurisdiction over the Demised Premises, (ii) comply with any directive, order or citation made pursuant to law by any public officer requiring abatement of any nuisance or which imposes upon Landlord or Tenant any duty or obligation arising from Tenant’s occupancy or use of the Demised Premises or from conditions which have been created by or at the request or insistence of Tenant, or required by reason of a breach of any of Tenant’s obligations hereunder or by or through other fault of Tenant; (iii) comply with all insurance requirements applicable to the Demised Premises; and (iv) cause the Demised Premises to comply with the Americans With Disabilities Act of 1990, 42 U.S.C. 12101 et seq., as amended from time to time (the “ADA”) and all rules and regulations promulgated to further the purpose of the ADA.  If Tenant receives notice of any such directive, order, citation or of any violation of any law, order, ordinance, regulation or any insurance requirement, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice.  In furtherance of the foregoing, and provided Tenant shall first have obtained Landlord’s prior written consent in accordance with the provisions of Section 12 of the Lease (which Tenant agrees to promptly request), Tenant shall, at Tenant’s sole cost and expense, make such changes, alterations, renovations or modifications to the Demised Premises in accordance with the provisions of Section 12 of the Lease (except for structural repairs) which are necessitated or required by any such law, ordinance, rule, regulation, directive or insurance requirement.

(i)Legal.  Tenant shall not use or permit the Demised Premises or any part thereof to be used in violation of any present or future applicable law, regulation or ordinance, or of the certificate of occupancy issued for the Building or the Demised Premises, and shall immediately discontinue any use of the Demised Premises which is declared by any governmental authority having jurisdiction to be in violation of law or said certificate of occupancy.  Tenant will not use or permit the Demised Premises to be used for any purposes that interfere with the use and enjoyment of the Building by Landlord or the other tenants, or which violate the requirements of any insurance company insuring the Building or its contents, or which, in Landlord’s sole discretion, impair the reputation of the Building.  Tenant shall refrain from and discontinue such use immediately upon receipt of written notice from Landlord.

(ii)Fire and Safety.  Tenant shall not do, or permit anything to be done in the Demised Premises, or bring or keep anything therein, which will in any way increase the rate of fire insurance on the Building, or invalidate or conflict with fire insurance policies on the Building, fixtures or on property kept therein.  Tenant agrees that any increases of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or the willful action of Tenant, Tenant’s employees, agents, servants, invitees, or licensees shall be deemed Additional Rent and paid as accrued.

(c)Environmental Protection.

(i)Except for items which are customarily used in laboratory spaces located in laboratory office buildings located in Rockville, Maryland, which items shall be used, stored and disposed of by Tenant in accordance with all “Environmental Laws” (as defined below) Tenant and Tenant’s employees, contractors and agents shall not dispose of or generate, manufacture, store, treat or use any oil, petroleum or chemical liquids or solids, liquid or gaseous products or any hazardous waste or hazardous substance including, without limitation, asbestos (hereinafter collectively referred to as “hazardous waste”), as those terms are used in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or in any other federal, state or local law governing hazardous substances (hereinafter collectively referred to as the “Act”), as such laws may be amended from time to time at, upon, under or within the Demised Premises or the Building or the land on which it is built, or into the plumbing or sewer or water system servicing the Demised Premises or the Building, nor shall Tenant, its employees, contractors or agents cause or permit the discharge, spillage, uncontrolled loss, seepage or filtration of any hazardous waste at, upon, under or within the Demised Premises or the Building or the land or into the plumbing or sewer or water system servicing the same.  Tenant shall comply in all respects with the requirements of the Act and related regulations, and shall notify Landlord immediately in the event of its discovery of any hazardous waste at, upon, under or within the Demised Premises or the Building or the land, or of any notice by a governmental authority or private party alleging that a disposal of hazardous waste on or near the Demised Premises may have occurred.  Subject to appropriate confidentiality/non-disclosure agreements, Tenant further agrees to provide Landlord full and complete access to any documents or information in Tenant’s possession or control relevant to the question of the generation, treatment, storage or disposal of hazardous waste on or near the Demised Premises.  To the best of Landlord’s knowledge, without investigation or inquiry, the Building does not contain hazardous waste in violation of the Act.

(ii)Landlord acknowledges that it is not the intent of this Section 7(c) to prohibit Tenant from using the Demised Premises for the use set forth in Section 1(a)12 above. Tenant may operate its business according to prudent industry practices so long as the use or presence of hazardous waste is strictly and properly monitored according to all Environmental Laws.  As a material inducement to Landlord to allow Tenant to use hazardous waste in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of hazardous waste to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Demised Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such hazardous waste on or from the Demised Premises (“Hazardous Waste List”). Tenant shall deliver to Landlord an updated Hazardous Waste List at least once a year and shall also deliver an updated list before any new hazardous waste is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Demised Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of hazardous waste prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a governmental authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Environmental Laws; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local governmental authorities for any storage tanks installed in, on or under the Project by or on behalf of Tenant for the closure of any such tanks.

(iii)Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with hazardous waste contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, handling, treatment, generation, release or disposal of hazardous waste (including, without limitation, any order related to the failure to make a required reporting to any governmental authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(iv)From time to time, upon reasonable prior notice to Tenant, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Demised Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Demised Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such information concerning the use of hazardous waste in or about the Demised Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 7(c), Tenant shall pay all costs to conduct such tests. Landlord shall provide Tenant with a copy of all third party, non confidential reports and tests of the Demised Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing in accordance with all Environmental Laws. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(d)Indemnification.  Tenant shall indemnify Landlord against all costs, expenses, liabilities, losses, damages, injunctions, suits, fines, penalties, claims, and demands, including, without limitation, remediation and clean-up costs, reasonable attorneys’ fees, arising out of any violation of or default in the covenants of this Section 7.  The provisions of Sections 7(b) and (c) and this Section 7(d) shall survive the expiration of the Lease Term.

(e)Moving and Deliveries.  No freight, furniture or other bulky matter of any description shall be received into the Building or carried in the elevators, except at times and by routes authorized by Landlord.  Tenant shall endeavor to give Landlord as much advance notice as is reasonably possible by either telephonic or email notice prior to moving any freight, furniture or other bulky material into or out of the Building. To the extent Tenant desires to use the loading dock that is located between the buildings situated at 9715 Key West Avenue and 9717 Key West Avenue, Tenant shall provide Landlord with at least twenty four (24) business hours prior notice. All moving of furniture, material and equipment shall be under the direct supervision of Landlord, who shall, however, not be responsible for any damage to or charges for moving same.  Tenant shall promptly remove from the public areas within or adjacent to the Building any of Tenant’s property delivered or deposited there, and shall be responsible for any damage to the Building or the Demised Premises caused by its moving and deliveries.

(f)Excessive Floor Load.  The current base Building conditions are attached to and made a part of this Lease as Exhibit D.  Landlord shall have the right to prescribe the weight and method of installation and position of safes or other heavy fixtures or equipment.  Tenant will not, without Landlord’s prior written approval, install in the Demised Premises any fixtures, equipment or machinery that will place a load upon the floor exceeding the designed floor load capacity.  Tenant shall be liable for all damage done to the Building by installing or removing a safe or any other article of Tenant’s office equipment, or machinery or fixtures or other personal property or due to its being in the Demised Premises.  Landlord shall repair any such damage at Tenant’s expense, and Tenant shall pay the reasonable cost therefor to Landlord upon demand, as Additional Rent.

(g)Medical Waste.    Tenant shall be responsible, at its sole cost and expense, for the safe and complete disposal of all “Medical Waste” (hereinafter defined).  As used herein, the term “Medical Waste” shall mean all items, instruments or things which are utilized by Tenant, its agents or employees, in connection with the use permitted under this Lease, including, but not limited to the following items (if applicable): needles, syringes, bandages, medical instruments (including scalpel blades), blood or blood products, body parts and tissues, discarded cultures, specimens, vaccines, containers and receptacles that are soiled with bodily tissues or fluids and swabs, etc., as well as any and all potentially, possibly or actually contaminated, hazardous, diseased, infected or infectious material, substance or thing utilized or brought upon the Demised Premises by Tenant or its employees, agents, customers, subtenants, assignees, contractors or subcontractors.  All such disposal shall comply fully with all applicable laws, including without limitation, 42 U.S.C. 6992 (1988) and any regulations promulgated thereunder as the same may be amended from time to time (collectively, “Medical Waste Laws”).  Tenant shall be solely responsible for disposing of all Medical Waste so as to protect waste handlers and the public from exposure.  Under no condition shall Tenant store Medical Waste in the corridors or other common areas of the Building or deposit any Medical Waste in trash receptacles serviced by any char service provided by Landlord or in any dumpster servicing the Building.  Tenant shall store such items, whether for pick up, delivery or disposal, in a location designated by Landlord.  Tenant agrees not to commercially dispense for sale drugs, prescriptions or pharmaceutical items in the Demised Premises without obtaining the written consent of Landlord.  Tenant hereby agrees to indemnify, defend and save Landlord and its agents harmless from and against all liability, loss, damage, cost or expense, including reasonable attorneys’ fees, incurred in connection with any claims of any nature whatsoever as the result of any injury to any individual or entity occasioned by contact with or exposure to any infectious, infected, hazardous or contaminated material, substance or thing utilized, applied, removed or received by Tenant, its agents or employees.  Tenant for itself and for each individual conducting research within the Demised Premises agrees not to allow the Demised Premises to be used for the performance of abortions, euthanasia, direct surgical sterilizations, or research requiring the use of animals.

8.Rules and Regulations.  Tenant covenants on behalf of itself, its employees, agents, contractors, licensees and invitees to comply with the rules and regulations set forth in Exhibit “B”, which is attached hereto and made a part hereof (the “Rules and Regulations”).  Landlord shall have the right, in its sole discretion, to make reasonable additions and amendments to the Rules and Regulations from time to time and Tenant covenants that Tenant, its employees, agents, contractors, licensees and invitees will comply with additions and amendments to the Rules and Regulations upon Landlord’s provision to Tenant of a written copy of the same.  Landlord agrees to use commercially reasonable efforts to not enforce the Rules and Regulations against Tenant in a manner which unfairly discriminates against Tenant.  Any default by Tenant, or any other party set forth above, of any of the provisions of the Rules and Regulations as set forth on Exhibit “B” or as amended, from time to time, which default remains uncured beyond the expiration of any applicable notice and cure period, shall be considered to be a default under the terms of this Lease.  Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or any amendments or additions thereto, against any other tenant, and Landlord shall have no liability to Tenant or any other party for violations of the Rules and Regulations by any party whatsoever.  Landlord shall use commercially reasonable efforts to not enforce the Rules and Regulations against Tenant in a manner that unreasonably discriminates against Tenant. If there is any inconsistency between this Lease and the Rules and Regulations, the Lease shall govern.

9.Subletting and Assignment.

(a)Consent.  Tenant will not sublet the Demised Premises or any part thereof or transfer possession or occupancy thereof to any person, firm or corporation, or transfer or assign this Lease, without the prior written consent of Landlord, which consent shall be granted or withheld by Landlord in the exercise of its sole and absolute discretion.  Notwithstanding anything herein to the contrary, Landlord’s consent to a proposed assignment of this Lease or proposed subletting of the entire Demised Premises shall not be unreasonably withheld, conditioned or delayed, provided, however, that it shall not be unreasonable for Landlord to withhold its consent on the basis that (i) the proposed assignee or subtenant does not have the financial capacity to perform its obligations under the Lease or the sublease, as applicable, or (ii) the proposed assignee or subtenant is a party by whom any suit or action could be defended on the ground of sovereign immunity, or (iii) the proposed assignee’s or subtenant’s proposed use of the Demised Premises is not in keeping with a first class office or laboratory building, or (iv) the proposed assignee or subtenant is a tenant or occupant of the Building, or (v) the proposed assignee or subtenant does not have a good reputation in the business community.  Tenant shall not encumber the Lease or any interest therein nor grant any franchise, concession, license or permit arrangement with respect to the Demised Premises or any portion thereof.  No subletting or assignment hereof shall be effected by operation of law or in any other manner unless with the prior written consent of Landlord, which consent shall not be unreasonably withheld.  Subject to the provisions of Section 9(i) below, a sale, transfer, assignment or other conveyance of a general partnership interest in Tenant, if Tenant is a partnership or joint venture, or a transfer of more than a forty nine percent (49%) stock interest, if Tenant is a corporation, or a transfer of any ownership interest in Tenant (whether membership interest or otherwise) shall be an assignment for purposes hereof.  Tenant shall not modify, extend or amend a sublease previously consented to by Landlord without obtaining Landlord’s consent thereto.

(b)Assignment.  In the event Tenant desires to assign this Lease, Tenant shall give to Landlord written notice of Tenant’s desire to do so, which notice shall be accompanied by the “Required Information (as hereinafter defined).  Within thirty (30) days of receipt of said notice and the Required Information, Landlord shall have the right to terminate this Lease, at no cost to Tenant under this Lease,  on a date to be agreed upon by Landlord and Tenant.

(c)Subletting.  In the event Tenant desires to sublet all or any part of the Demised Premises, Tenant shall give to Landlord written notice of Tenant’s desire to do so, which notice shall be accompanied by the Required Information.  Within thirty (30) days of receipt of said notice and Required Information, Landlord shall have the right (i) except for a “Corporate Transfer” (as defined below), with Tenant’s consent, to terminate this Lease and to enter into a new lease with Tenant for that portion of the Demised Premises Tenant desires to retain, upon terms to be mutually agreed upon; or (ii) to sublease from Tenant at the same rental rate then being paid by Tenant and subsequently to relet that portion of the Demised Premises that Tenant desires to relinquish.

(d)Required Information.  If Tenant should desire to assign this Lease or sublet the Demised Premises (or any part thereof), Tenant shall give Landlord written notice no later than thirty (30) days in advance of the proposed effective date of such proposed assignment or sublease, which notice shall specify the following information (such information shall be collectively referred to as the “Required Information”):  (i) the name, current address and business of the proposed assignee or sublessee, (ii) the amount and location of the space within the Demised Premises proposed to be so subleased, (iii) the proposed effective date and duration of the assignment or subletting, and (iv) the proposed rent and other consideration to be paid to Tenant by such assignee or sublessee.  Tenant also shall promptly supply Landlord with financial statements and other information as Landlord may reasonably request to evaluate the proposed assignment or sublease.

(e)Fees; Documents.  Tenant agrees to reimburse Landlord for legal fees (not to exceed $3,000.00 on any one occasion) and any other reasonable expenses and costs incurred by Landlord in connection with any proposed assignment or subletting.  Tenant shall deliver to Landlord copies of all documents executed in connection with any proposed assignment or subletting, which documents shall be in form and substance reasonably satisfactory to Landlord and which documents, (i) in the case of a permitted assignment, shall require such assignee to assume performance of all terms of this Lease on Tenant’s part to be performed, and (ii) in the case of permitted subletting, shall require such sublessee to comply with all terms of this Lease on Tenant’s part to be performed.  No acceptance by Landlord of any Base Monthly Rent or any other sum of money from any assignee, sublessee or other category of transferee shall be deemed to constitute Landlord’s consent to any assignment, sublease, or transfer.

(f)No Release.  Any attempted assignment or sublease by Tenant in violation of the terms and provisions of this Section 9 shall be void and shall constitute a material breach of this Lease.  In the event Landlord consents to any assignment or sublease on one occasion, such consent shall not affect Tenant’s obligation to comply with the provisions of Section 9 of this Lease with respect to any future assignment or sublease.

(g)Tenant Liability.  In the event of any subletting of all or any portion of the Demised Premises or assignment of this Lease by Tenant, with or without Landlord’s consent, Tenant shall remain primarily liable to Landlord for the payment of the rent stipulated herein and for the performance of all other covenants and conditions contained herein.

(h)Profit.  If any sublease or assignment (whether by operation of law or otherwise, including without limitation an assignment pursuant to the provisions of the Bankruptcy Code or any other Insolvency Law) provides that the subtenant or assignee thereunder is to pay any amount in excess of the rental and other charges due under this Lease, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Tenant's fixtures, leasehold improvements, furniture and other personal property to the extent that such payment for Tenant's fixtures, leasehold improvements, furniture and other personal property exceeds the amount then shown on Tenant’s books for the same, or any other form (and if the subleased or assigned space does not constitute the entire Demised Premises, the existence of such excess shall be determined on a pro-rata basis), Tenant shall pay to Landlord fifty percent (      ) of any "Profit" (as defined below) applicable to the sublease or assignment, which amount shall be paid by Tenant to Landlord as additional rent upon such terms as shall be specified by Landlord and in no event later than ten (10) days after any receipt thereof by Tenant.  “Profit” shall be defined as the difference between (i) any and all consideration received by Tenant in the aggregate from any assignment of the Lease and/or subletting of the Demised Premises, and (ii) the sum of (A) the rent and charges due to Landlord from Tenant under the terms of this Lease (and if the subleased or assigned space does not constitute the entire Demised Premises, the rent and charges payable by Tenant shall be determined on a pro-rata basis), (B) Tenant’s reasonable attorneys’ fees and brokerage costs in connection with such assignment or subletting that are paid to a third party that is not related to or affiliated with Tenant, (C) Tenant’s actual out-of-pocket cost of performing alterations to the Demised Premises in connection with such assignment or subletting, (D) the actual amount of any rent abatement that is granted in connection with such assignment or subletting, and (E) the actual amount of improvement allowance that is paid in connection with such assignment or subletting.  Acceptance by Landlord of any payments due under this Section shall not be deemed to constitute approval by Landlord of any sublease or assignment, nor shall such acceptance waive any rights of Landlord hereunder.  Upon reasonable prior notice to Tenant, Landlord shall have the right to inspect and audit Tenant's books and records relating to any sublease or assignment.

(i)Corporate Transfer.  Notwithstanding anything to the contrary contained herein, Tenant may assign its entire interest under this Lease to a wholly owned corporation or entity or controlled subsidiary or parent of the Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter collectively referred to as “Corporate Transfer”) without the consent of Landlord, provided (i) Tenant is not in default under this Lease; (ii) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (iii) such proposed transferee shall have a net worth which is equal to or greater than Tenant’s net worth at the date of this Lease; and (iv) such proposed transferee assumes all of the obligations of Tenant hereunder.  Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of such Corporate Transfer.  As used herein, the term “controlled subsidiary” shall mean a corporate entity wholly owned by Tenant or at least fifty-one percent (51%) of whose voting stock is owned by Tenant.  Notwithstanding anything in this Lease to the contrary, (x) any assignment or subletting shall (i) be on a form reasonably acceptable to Landlord and (ii) shall be subject to the terms of this Lease, and (y) Tenant shall pay to Landlord a reasonable fee for processing any sublease or assignment (which shall not exceed the sum of $3,500.00 on any one occasion).

10.Services and Utilities.

(a)Building Standard Services and Utilities.  From and after the Commencement Date and continuing throughout the entire Lease Term (including any extension thereof), Tenant shall be solely responsible for and shall promptly pay to the applicable utility companies (or directly to Landlord, if such utilities are submetered) any and all charges for janitorial services, electricity, gas, water, sewer or any other utility used, consumed or supplied to the Demised Premises.  Unless such utilities are submetered to the Demised Premises, Tenant shall immediately cause all of the applicable utility companies to put the utility service in Tenant’s name.  At its option, Tenant may elect to contract for janitorial services in its own name.

(b)Intentionally Deleted.

(c)Interruption of Service.  In no event shall Landlord be liable to Tenant for any interruption or failure in the supply of any utilities to the Demised Premises.  Landlord reserves the right, upon reasonable prior notice (except in the event of an emergency),  to interrupt service of the heat, elevator, plumbing, air conditioning, cooling, electric, and sewer and water systems, when necessary, by reason of accident, or of repairs, alterations or improvements which in the judgment of Landlord are desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed; and Landlord shall have no responsibility or liability for failure to supply heat, plumbing, air conditioning, cooling, electric, and sewer and water service, or other service or act for the benefit of Tenant, when prevented from so doing by strikes, accidents or by any other causes beyond Landlord’s reasonable control, or by orders or regulations of any federal, state, county, or municipal authority, or by any failure to receive suitable fuel supply, or inability despite exercise of reasonable diligence to obtain the regularly-used fuel or other suitable substitute; and Tenant agrees that Tenant shall have no claim for damages nor shall there be any abatement of Base Annual Rent in the event that any of said systems or service shall be discontinued or shall fail to function for any reason. Despite the foregoing, in the event that as a result of Landlord’s gross negligence or intentional misconduct (i) the services to be provided by Landlord under this Lease shall not be furnished for more than three (3) consecutive business days, and (ii) Tenant, in its reasonable business judgment, determines that it is unable to use and occupy the Demised Premises (or any part thereof) as a result thereof, then the Base Annual Rent, and Additional Rent under Sections 4(c)(ii) and 5(a) hereof, that Tenant is obligated to pay hereunder shall abate with respect to that part of the Demised Premises which Tenant does not use and occupy, commencing on the fourth (4th)  such business day until the date on which such services and utilities are restored, unless the failure to furnish such services and utilities is caused by Tenant’s acts or omissions.

(d)Excessive Electrical Usage.

(i)Tenant will not install or operate in the Demised Premises any heavy duty electrical equipment or machinery, without obtaining the prior written consent of Landlord.  Landlord may require, as a condition of its consent to the installation of such equipment or machinery, payment by Tenant, as Additional Rent, for such excess consumption of electricity as may be occasioned by the operation of said equipment or machinery.  Upon reasonable prior notice to Tenant, Landlord may make periodic inspections of the Demised Premises at reasonable times to determine that Tenant’s electrically operated equipment and machinery complies with the provisions of this Section and Section 10(e).

(ii)Landlord at its sole expense will install one or more submeters to record the consumption or use of electricity within the Demised Premises.

(iii)Landlord will submit monthly submeter readings to Tenant and Tenant will pay, as Additional Rent, for all consumption of electricity in the Demised Premises based on such readings.

(e)Excessive Heat Generation.  Landlord shall not be liable for its failure to maintain comfortable atmospheric conditions in all or any portion of the Demised Premises, due to heat generated by any equipment or machinery installed by Tenant (with or without Landlord’s consent) that exceeds generally-accepted engineering design practices for normal office purposes.  If Tenant desires additional cooling to offset excessive heat generated by such equipment or machinery, Tenant shall pay for auxiliary cooling equipment and its operating costs, including without limitation electricity, gas, oil and water, or for excess electrical consumption by the existing cooling system, as appropriate.

(f)Security.  In the event that Landlord, in the exercise of its sole and absolute discretion, elects to provide any security measures, such security measures: (i) shall be for protection of the Building only; and (ii) shall not be relied upon by Tenant to protect Tenant, its property, its employees or their property.

(g)Occupant Density.  Tenant acknowledges that the Building is currently equipped to accommodate a ratio of not more than one occupant for each two hundred fifty (250) square feet of rentable area in the Demised Premises.  For purposes of this Section, “Occupants” shall include employees, visitors, contractors and other people that visit the Demised Premises but shall not include people not employed by Tenant that deliver or pick up mail or other packages at the Demised Premises, employees of Landlord or employees of Landlord’s agents or contractors.  In the event Tenant exceeds such density ratio in connection with its use of the Demised Premises, however, Tenant understands and acknowledges that Tenant, and not Landlord, shall be solely responsible for any discomfort or inconvenience experienced by Tenant and its Occupants in connection with such use or for any additional wear and tear on the Demised Premises and the common areas, or any additional use of electricity, water and other utilities, and additional demand by Tenant for other Building services resulting from exceeding such density ratio.  To the extent that Tenant’s use of the Demised Premises exceeds such density ratio, the cost to (i) supply additional services and utilities to the Demised Premises, (ii) install additional systems and equipment to the Premises, and (iii) repair wear and tear to the Demised Premises and the common areas occasioned by such usage shall be borne by Tenant solely.

11.Maintenance and Repairs.

(a)Landlord’s Obligations.  Landlord shall make structural repairs to the Building and the Demised Premises necessary for safety and tenantability, and shall maintain and repair all Building equipment serving the Demised Premises, and the cost of all such repairs or maintenance shall be included in Building operating expenses unless necessitated by the act or omission of Tenant, its agents, employees, licensees, invitees or contractors, in which event Tenant shall pay such cost to Landlord, as Additional Rent, promptly upon demand.  Landlord shall cause the base Building systems and common areas to be in compliance with all applicable governmental laws, including, without limitation, the Americans with Disabilities Act and all applicable life safety/health codes.  Tenant agrees to report promptly in writing to Landlord any defective condition in or about the Demised Premises known to Tenant which Landlord is required to repair.  Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

(b)Tenant’s Obligations.  Tenant will keep the Demised Premises and the fixtures and equipment therein in good order and in a safe, neat and clean condition, will take good care thereof and will suffer no waste or damage thereto.  All repairs and maintenance required to be performed by Tenant shall be made or performed promptly upon the occurrence of the necessity therefor, and shall be made or performed in a first class manner, using first class materials, by a contractor approved by Landlord and bonded unless waived by Landlord, and shall be made or performed in accordance with (i) all laws and all applicable governmental codes and requirements, and (ii) insurance requirements.  Maintenance and repair of equipment such as kitchen fixtures, auxiliary air-conditioning equipment, private bathroom fixtures and any other type of special equipment, together with related plumbing or electrical services, whether installed by Tenant or by Landlord on behalf of Tenant, shall be the sole responsibility of Tenant, and Landlord shall have no obligation in connection therewith.  Landlord shall be responsible for the replacement of all Building standard light bulbs and Building standard tubes in the Demised Premises.  If Tenant refuses or neglects to promptly commence and complete repairs or maintenance necessary to satisfy the provisions of this Section, the Landlord may, but shall not be required to, make and complete said repairs or maintenance and Tenant shall pay the cost therefor (including overhead) to Landlord upon demand, as Additional Rent.

(c)ADA Notification.  Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide copies of (as applicable) any notices alleging violation of the ADA relating to any portion of the Building or of the Demised Premises, any claims made or threatened in writing regarding noncompliance with the ADA and relating to any portion of the Building or of the Demised Premises, or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Building or of the Demised Premises.

12.Alterations.

(a)Landlord’s Consent.  Tenant will not make any alterations, installations, changes, replacements, additions or improvements, structural or otherwise (collectively, “Alterations”) in or to the Demised Premises or any part thereof, without the prior written consent of Landlord.  All Alterations made to, or installed by or for Tenant in, the Demised Premises shall be and remain Landlord’s property (excluding Tenant’s furniture, personal property and trade fixtures) and shall not be removed without Landlord’s written consent.  Despite the foregoing, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any Alterations to the interior of the Demised Premises (i) which do not affect the mechanical, electrical, plumbing, life safety or heating, ventilation and air-conditioning system serving the Building, and (ii) which do not affect the structure of the Demised Premises or the Building, and (iii) for which a governmental permit or approval is not required.  Despite the foregoing, Tenant shall not be required to obtain Landlord’s consent to a purely decorative Alteration to the interior of the Demised Premises (i.e., painting and carpeting) which costs $50,000.00 or less.  Any construction up-gradings required by any governmental authority as a result of said Alterations, either in the Demised Premises or in any other part of the Building, will be paid for by Tenant.  Tenant shall not install any equipment of any nature whatsoever which may affect the insurance rating of the Building, the structure of the Building, or which may necessitate any changes, replacements or additions to the water system, plumbing system, heating system, air-conditioning system or the electrical system of the Demised Premises, without the prior written consent of Landlord.  In the event that Landlord grants its consent thereto, Tenant shall pay all costs to make such changes, replacements or additions.  Any approved Alterations shall be made by licensed and bonded contractors and mechanics approved by Landlord, in accordance with (i) the applicable laws and ordinances of any public authority having jurisdiction over the Building, (ii) the building code and zoning regulations of any such authority, (iii) plans and specifications that have been approved by Landlord in writing, and (iv) any rules and regulations established from time to time by the Underwriters Association of the local area.  Prior to commencing construction of any approved Alterations, Tenant shall obtain any necessary building permits and shall deliver copies of such permits to Landlord.  Tenant shall pay to Landlord, upon ten (10) days notice, as Additional Rent, (i) a fee to cover Landlord’s out-of-pocket costs of reviewing the proposed Alterations, and (ii) a fee to cover Landlord’s administrative and out-of-pocket costs of supervising the performance of such Alterations, which fee shall not exceed 1% of the total hard and soft costs of the Alterations.  At the time Tenant delivers its plans and specifications for an Alteration and Landlord approves such Alteration, Landlord shall inform Tenant whether or not the Tenant shall be required to remove the Alteration or any part thereof at Lease expiration.

(b)Liens.  In making any approved Alterations, Tenant shall promptly pay all contractors, materialmen and laborers, so as to minimize the possibility of a lien attaching to the Building, or attaching to any portion of the real property on which said Building is located.  Should any such lien be filed, Tenant shall bond against or discharge the same within ten (10) days after the said filing.  If Tenant shall fail to bond against or discharge any such lien within such ten (10)-day period, then Landlord may, at its option, discharge such lien at Tenant’s expense in which event Tenant shall reimburse Landlord for all costs (including legal expenses) of discharging such lien upon demand, as Additional Rent.

(c)Indemnification.  Tenant will defend, indemnify and hold Landlord harmless from and against any and all expenses, liens, claims or damages, including attorneys’ fees, for injury to person or property which may or might arise, directly or indirectly, by reason of the making of any Alterations.  If any Alteration (which requires Landlord’s consent) is effected without the prior written consent of Landlord, Landlord may remove or correct the same and Tenant shall be liable for any and all expenses of this work.  All rights given to Landlord herein shall be in addition to any other right or remedy of Landlord contained in this Lease.

13.Signs and Advertisements.

(a)No sign, advertisement or notice shall be inscribed, painted, affixed or displayed on any part of the outside or the inside of the Building, or inside of the Demised Premises where it may be visible from outside or from the public areas of the Building, except with Landlord’s prior written consent and then only in such location, number, size, color and style (i.e., Building standard lettering) as is authorized by Landlord.  If any such sign, advertisement or notice is exhibited without first obtaining Landlord’s written consent, Landlord shall have the right to remove same, and Tenant shall be liable for any and all expenses incurred by Landlord in connection with said removal.

(b)Landlord, at its expense, shall provide Tenant with (i) a reasonable amount of listings on the Building directory, and (ii) a Building standard suite entry sign on the exterior of the entrance door to the Demised Premises. To the extent that Landlord installs a monument sign for the Building which lists the names of other tenants in the Building, then Tenant, at its cost, shall be permitted to place a Building standard panel on the monument sign.

(c)Subject to applicable “Governmental Laws” (hereinafter defined), Tenant, at Tenant’s sole cost and expense, shall have the non-exclusive right to erect and maintain its company name on a sign [rendering to be provided] to be located on the exterior of the Building at a mutually acceptable location (the “Exterior Sign”).  Tenant, at its sole cost and expense, shall obtain all governmental approvals, licenses and waivers that are needed in connection with the Exterior Sign.  The size, location, color, design, method of installation, and method of illumination (if applicable) of the Exterior Sign shall be subject to:  (a) Landlord’s prior written consent, not to be unreasonably withheld, and (b) all applicable governmental rules, codes, orders, laws, and statutes (collectively, the “Governmental Laws”).  The sign contractor who installs the Exterior Sign shall be subject to Landlord’s prior written approval.  Tenant, at Tenant’s sole cost and expense, shall maintain the Exterior Sign in a first-class manner in accordance with the Governmental Laws.  Upon the expiration of the Lease Term or the sooner termination thereof, Tenant, at its sole cost and expense, shall remove the Exterior Sign from the Building and shall restore the affected areas of the Building to the condition that existed prior to the erection of the Exterior Sign.  Landlord shall have the right to grant other parties the right to install signage on the exterior and/or roof of the Building.  Notwithstanding anything herein to the contrary (a) except for a Corporate Transfer, the right to erect and maintain the Exterior Sign on the exterior of the Building shall be personal to Maxcyte, Inc., (b) except for a Corporate Transfer, Maxcyte, Inc. shall have no right to permit any other party to put its name on the Exterior Sign, and (c) except for a Corporate Transfer, no sublessee, assignee or other transferee of Maxcyte, Inc. shall have the right to have its name on the Exterior Sign.

14.Common Areas.

(a)Common Areas Defined.  In this Lease, “common areas” means all areas, facilities and improvements provided, from time to time, in the Building for the mutual convenience and use of tenants or other occupants of the Building, their respective agents, employees, and invitees and shall include, if provided, but shall not be limited to, the lobbies and hallways, the public restrooms, the parking areas and facilities, access roads, driveways, retaining walls, sidewalks, walkways, landscaped areas, and exterior lighting facilities.

(b)Landlord’s Control.  Landlord shall, as between Landlord and Tenant, at all times during the term of the Lease have the sole and exclusive control, management and direction of the common areas, and may at any time and from time to time during the term exclude and restrain any person from use or occupancy thereof, excepting, however, Tenant and other tenants of Landlord and bona fide invitees of either who make use of said areas in accordance with the rules and regulations established by Landlord from time to time with respect thereto. The rights of Tenant in and to the common areas shall at all times be subject to the rights of others to use the same in common with Tenant, and it shall be the duty of Tenant to keep all of said areas free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operation.  Landlord may at any time and from time to time close all or any portion of the common areas to make repairs or changes or to such extent as may, in the opinion of Landlord, be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein, to close temporarily any or all portions of the said areas to discourage non-customer parking, and to do and perform such other acts in and to said areas as, in the exercise of good business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants, their employees, agents, and invitees.

(c)Changes and Additions.  Landlord reserves the right at any time and from time to time, as often as Landlord deems desirable, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make changes, alterations, additions, improvements, repairs, relocations or replacements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, stairways and other common facilities thereof, and to change the name by which the Building is commonly known and/or the Building’s address.  Upon reasonable prior notice to Tenant (except in the event of an emergency), Landlord reserves the right from time to time to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building, above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Demised Premises which are located in the Demised Premises or located elsewhere outside the Demised Premises, and to expand and/or build additional stories on the Building.   Despite the foregoing, in the event that solely as a result of Landlord’s work within the Demised Premises as set forth in the sentence which immediately precedes this sentence, Tenant, during the period of time such work is  being performed within the Demised Premises, is unable to use and occupy the Demised Premises (or any part thereof) as a result thereof, then the Base Annual Rent, and Additional Rent under Sections 4(c)(ii) and 5(a) hereof, that Tenant is obligated to pay hereunder shall abate with respect to that part of the Demised Premises which Tenant does not use and occupy as a result of such work being performed within the Demised Premises, commencing on the date that Tenant cannot use and occupy and continuing until the date on which such work is no longer being performed within the Demised Premises. Landlord further reserves the right at any time to alter, expand or reduce the parking facilities, to change the means of ingress thereto and egress therefrom, and to impose charges for parking in such facilities, provided in no event shall Tenant’s “Parking Rights” (as defined below) be reduced.  Nothing contained herein shall be deemed to relieve Tenant of any duty, obligation or liability with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any government or other authority and nothing contained herein shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building, or any part thereof, other than as expressly provided in this Lease.

15.Parking.

(a)Parking Rights.  Landlord shall provide, or shall cause any garage operator to provide, during the initial term of this Lease, to Tenant a non-exclusive license for the use of up to three (3) parking contracts for every one thousand (1,000) square feet of rentable area of the Demised Premises (the “Parking Rights”) in the surface parking lot and/or parking structure serving the Building (the “Parking Facilities”).  Parking Rights shall (i) be unassigned, and (ii) be on a self-park or attendant parking basis (or a combination thereof), as determined by Landlord.  Landlord reserves the right to institute a valet parking system, a parking access control system (e.g., utilizing barrier gates), a parking permit system (e.g., which requires the use and display of parking permits), or to otherwise change the parking system.  In addition, Landlord reserves the right to designate reserved parking areas at the Building which may be used exclusively by Tenant or other tenants of the Building.  As part of Tenant’s Parking Rights, Tenant shall have the right to have fifteen (15) reserved spaces (the “Reserved Spaces”), which Reserved Spaces shall be located in a mutually acceptable location.  Tenant shall at all times abide by all rules and regulations governing the use of the Parking Facilities. To the extent that demand warrants, Landlord shall provide electric car changing stations and bike racks.

(b)Parking Fees.  The monthly parking rate for the Parking Rights shall be the prevailing market rate charged from time to time by Landlord or the garage operator (if applicable) for similar monthly parking contracts.  Despite the foregoing, during the initial term of the Lease (i.e., the initial thirteen year and six (6) month term) there shall be no charge for Parking Rights.  Landlord shall add automobile electric charging facilities and/or bike racks to the Parking Facilities, as demand warrants, as reasonably determined by Landlord.

16.Surrender and Inspection.

(a)Surrender.  Upon the Expiration Date or other termination of the term of this Lease, Tenant shall quit and surrender the Demised Premises to the Landlord in as good order and condition as when received, ordinary wear and tear excepted, and Tenant shall remove all of its property from the Demised Premises by the Expiration Date or other termination of this Lease.  Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease.

(b)Inspection.  Tenant shall have the right to be present at time of final inspection of the Demised Premises to determine if any damages were done thereto, if Tenant notifies Landlord by certified mail of its intention to move, date of moving and new address.  The notice of Tenant’s desire to be present at the final inspection of the Demised Premises shall be given at least fifteen (15) days prior to the date of moving.  Upon receipt of such notice, Landlord shall notify Tenant of time and date when the Demised Premises are to be inspected.  The inspection shall occur within five (5) days before or five (5) days after Tenant’s date of moving, said inspection date to be designated by Landlord.  Tenant shall be deemed to have been advised of its rights under this Section by execution of this Lease.

(c)Alterations.  All Alterations, including without limitation wall-to-wall carpet, blinds, draperies and drapery accessories, to or within the

Demised Premises (whether made with or without Landlord’s consent), shall remain upon the Demised Premises and be surrendered with the Demised Premises at the expiration of the Lease Term without disturbance, molestation or injury, unless otherwise specified by Landlord.  Subject to the provisions of Section 12(a) above, should Landlord elect that any Alterations made by Tenant upon the Demised Premises be removed upon the expiration of the Lease Term, other than Tenant’s Work that has been approved in writing by Landlord, Tenant agrees that Landlord shall have the right to cause same to be removed at Tenant’s sole cost and expense.  Tenant agrees to reimburse Landlord for the cost of (i) such removal, (ii) repairing any damage resulting therefrom or from the installation or use of such Alterations, and (iii) restoring the Demised Premises to its condition at the commencement of the Lease Term as initially improved by Landlord, ordinary wear and tear excepted.

(d)Fixtures and Personal Property Remaining.  If Tenant does not remove Tenant’s furniture, equipment, machinery, trade fixtures, floor coverings and all other items of personal property of every kind and description from the Demised Premises prior to the Expiration Date, then Tenant shall be conclusively presumed to have conveyed the same to Landlord under this Lease as a bill of sale without further payment or credit by Landlord to Tenant.

17.Access.

(a)Access to Building.  Tenant shall have access to the building twenty-four (24) hours per day, seven (7) days per week, by means of a key or an electronic controlled access system.  Landlord shall provide Tenant with (1) key or card for each 250 square feet of rentable area that is contained within the Demised Premises, at no cost to Tenant.  Landlord reserves the right to require a refundable deposit on building keys and controlled access cards, which deposit shall be returned to Tenant at the time such keys and cards are returned to Landlord.  Additional keys or controlled access cards required by Tenant for any reason will be provided upon Tenant’s payment of a fee as determined by Landlord. All building keys provided to Tenant shall afford entry/egress to the Building access doors.

(b)Landlord’s Access to Demised Premises.  Landlord, its agents, employees and contractors shall have the right to enter the Demised Premises at all reasonable times, including emergencies determined by Landlord, (a) to make inspections or to make repairs to the Demised Premises or other premises as Landlord may deem necessary; (b) to perform nightly cleaning of the Demised Premises; (c) to exhibit the Demised Premises to prospective tenants during the last twelve (12) months of the Lease Term; and (d) for any purpose whatsoever relating to the safety, protection or preservation of the Building.  Landlord shall use reasonable efforts to minimize interference to Tenant’s business when making repairs, but Landlord shall not be required to perform the repairs at any time other than during normal working hours.  In connection with any entry into the Demised Premises, Landlord and its agents shall be accompanied by a representative of Tenant (except in cases of emergency or in cases where Tenant fails to identify and make available such representative on the date of such entry) and Landlord shall use reasonable efforts to provide twenty-four (24) hours prior notice to Tenant (except that no such notice shall be required in cases of emergency).  Except in cases of emergency, any entry by Landlord into the Demised Premises shall be subject to Tenant’s reasonable security regulations, if any, provided that Tenant has notified Landlord, in writing, of such regulations.

(c)Restricted Access.  No additional locks, other devices or systems, including without limitation alarm systems, which would restrict access to the Demised Premises shall be placed upon any doors without the prior written consent of Landlord.  Unless access to the Demised Premises is provided during the hours when cleaning service is normally rendered, Landlord shall not be responsible for providing such service to the Demised Premises or to those portions thereof which are inaccessible.  Such inability by Landlord to provide cleaning service to inaccessible areas shall not entitle Tenant to any adjustment in rent.

18.Liability.

(a)Personal Property.  All personal property of Tenant in the Demised Premises or in the Building shall be at the sole risk of Tenant.  Landlord and its agents shall not be liable for any damage thereto.  Landlord and its agents shall not be liable for any accident or damage to property of Tenant resulting from the use or operation of elevators or of the heating, cooling, electrical or plumbing apparatus, unless caused by and due to the wanton or willful acts of Landlord, its agents or employees.  Landlord shall not, in any event, be liable for damages to property resulting from water, steam or other causes.  Tenant hereby expressly releases Landlord and its agents from any liability incurred or claimed by reason of damage to Tenant’s property.  Landlord and its agents shall not be liable in damages, nor shall this Lease be affected, for conditions arising or resulting, and which affect the Building, due to construction on contiguous premises.

(b)Tenant’s Liability.  Any and all injury, breakage or damage of any type whatsoever to the Demised Premises or to other portions of the Building, arising from any act or omission of Tenant or its agents, employees, licensees, invitees or contractors, shall be repaired by Landlord at the sole expense of Tenant.  Tenant shall reimburse Landlord for the costs such repairs within ten (10) days of receipt of written notice from Landlord of such costs.  This provision shall be construed as an additional remedy granted to Landlord and not in limitation of any other rights and remedies which Landlord may have in said circumstances.  Tenant shall reimburse Landlord for all expenses, damages or fines, incurred or suffered by Landlord by reason of any breach, violation or nonperformance by Tenant, or its agents, servants, or employees, of any covenant or provision of this Lease or the Rules and Regulations promulgated by Landlord hereunder from time to time, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant, or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant, or its agents, servants, employees, invitees or licensees.

(c)Criminal Acts of Third Parties.  Landlord shall not be liable in any manner to Tenant, its agents, employees, licensees or invitees for any injury or damage to Tenant, Tenant’s agents, employees, licensees or invitees or their property caused by the criminal or intentional misconduct of third parties.  All claims against Landlord for any such damage or injury are hereby expressly waived by Tenant.

(d)Consequential Damages.  Except for Tenant’s obligation under Sections 7(c) and 26, neither party shall be liable for consequential damages.

(e)Indemnity.  Tenant shall indemnify Landlord, Landlord’s Rental Agent, and their respective agents and employees and save them harmless from and against any and all claims, actions, damages, liabilities and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the Demised Premises, or the occupancy or use by Tenant of the Demised Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its agents, contractors, employees, invitees or licensees.  In the event that Landlord, Landlord’s Rental Agent, or their respective agents or employees shall, without fault on its or their part, be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold the same harmless and shall pay all costs, expenses and reasonable attorneys’ fees incurred or paid in connection with such litigation.

(f)Survival.    The provisions of Section 18 shall survive the expiration or sooner termination of this Lease.

19.Insurance.

(a)Insurance Rating.  Tenant will not conduct or permit to be conducted any activity, or place any equipment or property in or around the Demised Premises, that will increase in any way the rate of fire insurance or other insurance on the Building, unless consented to by Landlord in writing.  Landlord’s consent may be conditioned upon Tenant’s payment of any costs arising directly or indirectly from such increase.  If any increase in the rate of fire insurance or other insurance on the Building is stated by Landlord’s insurance company or by the applicable Insurance Rating Bureau to be due to Tenant’s activity, equipment or property in or around the Demised Premises, said statement shall be conclusive evidence that the increase in such rate is due to such activity, equipment or property, and Tenant shall be liable for such increase.  Any such rate increase and related costs incurred by Landlord shall be deemed Additional Rent, due and payable by Tenant to Landlord upon receipt by Tenant of a written statement of the rate increase and costs.

(b)Coverages.  Tenant shall have issued, pay the premiums therefor, and maintain in full force and effect during the Lease Term:

(i)Commercial General Liability.  A commercial general liability insurance policy written on an ISO CG 00 01 occurrence policy form or its equivalent protecting the Landlord and Tenant for liability arising out of this Lease in respect of the Demised Premises and the conduct or operation of business therein in the amount of not less than (x) One Million and No/100 Dollars ($1,000,000.00) each occurrence and Two Million and No/100 Dollars ($2,000,000.00)  general aggregate (applying per location) for bodily injury or property damage, One Million and No/100 Dollars ($1,000,000.00) personal and advertising injury, and Two Million and No/100 Dollars ($2,000,000.00) products-completed operations, or the applicable limits of insurance shown in the policy declarations, whichever are greater, which amounts may be increased from time to time by the Landlord in its reasonable determination. Such policy shall include a separation of insureds provision, coverage for contractual liability covering Tenant’s contractual obligations assumed under this Lease as an “insured contract”, and, if Tenant is selling, serving or furnishing alcoholic beverages, coverage for liquor liability by scheduling the specific activity(ies) as an exception to the liquor liability exclusion;

(ii)Special Form Property.  Special form property insurance, including theft, vandalism and malicious mischief, as well as coverage against sprinkler leakage and other damage due to water written at replacement cost value and with replacement cost endorsement, covering all leasehold improvements installed in the Demised Premises by Tenant or at Tenant’s request and all of Tenant’s personal property and any other personal property leased by or in the care, custody and control of Tenant in the Demised Premises (including, without limitation, inventory, trade fixtures, floor coverings, furniture and other property removable by Tenant under the provisions of this Lease). The proceeds of policies providing special form property insurance of Tenant’s property insurance shall be payable to Landlord, Tenant and any mortgagee of the Building, as their interests may appear. In addition, loss of income and extra expense insurance in amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in under the special form property insurance herein and as otherwise commonly insured against by prudent tenants in the business of Tenant or attributable to prevention of access to the Demised Premises as a result of such perils;

(iii)Workers’ Compensation.  If and to the extent required by law, workers’ compensation in form and amounts required by law and employer’s liability in amounts of not less than One Million and No/100 Dollars ($1,000,000.00) each accident, One Million and No/100 Dollars ($1,000,000.00) disease-policy limit, and One Million and No/100 Dollars ($1,000,000.00) disease-each employee;

(iv)Business Automobile Liability. A business automobile liability policy of insurance covering liability arising from non-owned and hired vehicles, provided that, such non-owned and hired automobile liability may be satisfied by endorsement to the commercial general lability policy, in an amount of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit each accident for bodily injury and property damage; and

(v)Umbrella/Excess Liability. An umbrella/excess liability policy or policies in amounts of not less than Five Million and No/100 Dollars ($5,000,000.00) each occurrence and Five Million and No/100 Dollars ($5,000,000.00) annual aggregate (applying per location) providing coverage in excess of the commercial general liability, business automobile liability, and employer’s liability policies of insurance, concurrent to, and at least as broad as the underlying insurance policies, which must “drop down” over reduced or exhausted aggregate limits as to such underlying policies and contain a “follow form” statement.

(vi)Additional Insurance.  Such additional insurance as any mortgagee of the Building may reasonably require.

(c)Policy Requirements.  All insurance required of Tenant under this Lease shall be issued by insurance companies authorized to do business in the jurisdiction where the Building is located.  Such companies shall have a policyholder rating of at least “A” and be assigned a financial size category of at least “Class XIV” as rated in most recent edition of “Best’s Key Rating Guide” for insurance companies.  The insurance required of Tenant under Section 19(a)(i) hereof shall insure performance by Tenant of the indemnity provisions of Section 18 hereof and shall contain an assumed contractual liability endorsement that refers expressly to this Lease.  All insurance required of Tenant under this Lease shall:  (i) be written as primary policy coverage and non-contributing with respect to any coverage on which Landlord or any additional insured are an insured (it being understood and agreed that any insurance on which Landlord or any additional insured is an insured shall be excess insurance); (ii) name Landlord, Landlord’s Rental Agent and any mortgagee of the Building, and any other applicable party whose name and address shall have been furnished to Tenant as additional insureds, as their respective interests may appear (except with respect to workers’ compensation insurance), and (iii) waive rights of subrogation in favor of Landlord and the additional insureds, except with respect to property insurance which is addressed in subparagraph (f) hereunder.  Each policy shall contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Landlord before cancellation or any change in the coverage, scope or amount of any policy.  Each policy, or a certificate showing it is in effect, together with evidence of payment of premiums, shall be deposited with Landlord at the commencement of the Lease Term, and renewal certificates or copies of renewal policies shall be delivered to Landlord at least thirty (30) days prior to the expiration date of any policy. The deductible or self-insured retention amount required under any insurance policy maintained by Tenant shall be the sole responsibility of Tenant and not exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00), unless otherwise approved by Landlord in writing.

(d)No Limitation of Liability.  Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease.

(e)Notice of Fire and Accident.  Tenant shall give Landlord immediate notice in case of fire, theft, or accidents in the Demised Premises, and in case of fire, theft or accidents in the Building if involving Tenant, its agents, employees or invitees.

(f)Waiver of Subrogation.  Landlord and Tenant mutually covenant and agree that each party, in connection with any all-risk property insurance policies required to be furnished in accordance with the terms and conditions of this Lease, or in connection with any all-risk property insurance policies which they obtain insuring such insurable interest as Landlord or Tenant may have in its own properties, whether personal or real, shall expressly waive any right of subrogation on the part of the insurer against the Landlord (and any mortgagee requested by Landlord) or Tenant as the same may be applicable, which right to the extent not prohibited or violative of any such policy is hereby expressly waived, and Landlord and Tenant each mutually waive all right of recovery against each other, their agents, or employees for any loss, damage or injury of any nature whatsoever to property for which either party is required by this Lease to carry insurance.

(g)Landlord’s Insurance.  Throughout the Lease Term, Landlord shall maintain or cause to be maintained a special causes of loss property insurance policy upon the Building.  Such property coverage shall be in amounts sufficient to prevent Landlord from becoming a co-insurer within the terms of the applicable policies and in an amount equal to the actual replacement cost of the Building.  Landlord may maintain the foregoing insurance through the use of a blanket insurance policy which references this Building.

20.Damage by Casualty.

(a)Damage to Demised Premises.  If the Demised Premises shall be damaged by fire or other casualty, then, except as otherwise provided in subparagraphs (b) and (c) hereof, Landlord, at Landlord’s expense, shall promptly restore the Demised Premises, and Tenant, at Tenant’s sole expense, shall promptly restore all leasehold improvements installed in the Demised Premises by Tenant or at Tenant’s request and its own furniture, furnishings, trade fixtures and equipment.  No penalty shall accrue for reasonable delay which may arise by reason of adjustment of insurance on the part of Landlord, or on account of labor problems, or any other cause beyond Landlord’s reasonable control.  If the damage or destruction is such as to make the Demised Premises or any substantial part thereof untenantable (in Landlord’s judgment), and provided that such damage or destruction is not due in whole or part to the act or omission of Tenant or Tenant’s agents, employees or invitees, the Base Annual Rent shall abate proportionately (based on proportion of the number of square feet rendered untenantable to the total number of square feet of the Demised Premises), from the date of the damage or destruction until the date the Demised Premises has been restored by Landlord.

(b)Substantial Damage.  If the Demised Premises are substantially damaged or are rendered substantially untenantable by fire or other casualty, or if Landlord’s architect certifies that the Demised Premises cannot be repaired within one hundred eighty (180) working days of normal working hours, said period commencing with the start of the repair work, or if more than fifty percent (50%) of the gross leasable area of the Building is rendered untenantable (even if the Demised Premises is undamaged), then Landlord may, within ninety (90) days after such fire or other casualty, terminate this Lease by giving Tenant a notice in writing of such decision, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the Demised Premises and surrender the same to Landlord.  Upon the termination of this Lease under the conditions hereinbefore provided, Tenant’s liability for Base Annual Rent and Additional Rent shall cease as of the day following the casualty.

(c)Insurance Proceeds.  The proceeds payable under all casualty insurance policies maintained by Landlord on the Demised Premises shall belong to and be the property of Landlord, and Tenant shall not have any interest in such proceeds.  Tenant agrees to look to Tenant’s casualty insurance policies for the restoration and replacement of all of the improvements installed in the Demised Premises by Tenant or at Tenant’s request and Tenant’s fixtures, equipment and furnishings in the Demised Premises, and in the event of termination of this Lease, for any reason, following any such damage or destruction, Tenant shall promptly assign to Landlord or otherwise pay to Landlord, upon Landlord’s request, the proceeds of said insurance and such other additional funds so that the total amount assigned and/or paid by Tenant to Landlord shall be sufficient to restore (whether or not any such restoration is actually to occur) all improvements, fixtures, equipment and furnishings (excepting only Tenant’s trade fixtures and equipment) existing therein immediately prior to such damage or destruction.  Notwithstanding anything to the contrary in this Section 20 or in any other provision of this Lease, any obligation (under this Lease or otherwise) of Landlord to restore all or any portion of the Demised Premises shall be subject to Landlord’s receipt of approval of the same by the mortgagee(s) of Landlord (and any other approvals required by applicable laws), as well as receipt from any such mortgagee(s) of such fire and other hazard insurance policy proceeds as may have been assigned to any such mortgagee; it being agreed that if Landlord has not received such approval(s) and proceeds within one hundred and eighty (180) days after any such casualty, then Landlord shall have the option to terminate this Lease, at any time thereafter, upon notice to Tenant.

21.Condemnation.  In the event the whole or a substantial part of the Demised Premises or the Building shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to said authority to prevent such taking (collectively referred to herein as a “taking”), Landlord shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority, and rent shall be apportioned as of that date.  For purposes of this Section, a substantial part of the Demised Premises or the Building shall be considered to have been taken if, in Landlord’s sole opinion, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building. In the event fifteen percent (15%) or more of the rentable area of the Demised Premises is taken, then Tenant shall have the right, exercisable upon written notice to Landlord within thirty (30) days after the date that the area so taken vests with the condemning authority, to terminate this Lease.  Despite the foregoing, in the event Tenant so delivers a termination notice to Landlord, and Landlord, in its sole discretion, elects to lease other comparable space in the Building to Tenant to replace a portion of the area so taken, such that the rentable area of the remaining portion of the Demised Premises which was not taken, when aggregated with the additional space that Landlord elects to lease to Tenant in the Building, equals at least eighty five percent (85%) of the rentable area of the Demised Premises that existed prior to the taking, then Tenant’s notice of termination shall be deemed automatically rescinded. Tenant shall not assert any claim against Landlord or the taking authority for any compensation arising out of or related to such taking.  In the event of any taking, Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant and Tenant hereby assigns to Landlord all of Tenant’s rights, title and interest in and to any such award.  If neither party elects to terminate this Lease in accordance with the foregoing, the Base Annual Rent and Additional Rent payable by Tenant pursuant to Section 4 shall be adjusted (based on the ratio that the number of square feet of rentable area taken from the Demised Premises bears to the number of rentable square feet in the Demised Premises immediately prior to such taking) as of the date possession is required to be surrendered to said authority.  Nothing contained in this Section shall be deemed to give Landlord any interest in any award made to Tenant for the taking of personal property and fixtures belonging to Tenant, as long as such award is made in addition to and separately stated from any award made to Landlord for the Demised Premises and the Building.  Landlord shall have no obligation to contest any taking.

22.Defaults and Remedies.

(a)Default.  Each of the following shall be deemed a default by Tenant and a breach of this Lease:

(i)A failure by Tenant to pay when due Base Annual Rent or Additional Rent herein reserved;

(ii)An assignment of this Lease or subletting of the Demised Premises in violation of Section 9;

(iii)Except as provided in clause (iv) below, a failure by Tenant in the observance or performance of any other term, covenant, agreement or condition of this Lease on the part of Tenant to be observed or performed, including the Rules and Regulations, after thirty (30) days written notice;

(iv)A failure by Tenant in the performance of any obligation under Section 19 hereof, within ten (10) days after written notice to Tenant;

(v)An Event of Bankruptcy as defined in Section 23; or

(vi)A default by Tenant under any other lease or sublease for any other space in the Building.

(b)Remedies.  Upon default by Tenant of any of the terms or covenants of this Lease, Landlord shall be entitled to remedy such default as follows:

(i)Landlord shall have the right, immediately or at any time thereafter, without further notice to Tenant, to enter the Demised Premises, without terminating this Lease or being guilty of trespass, and do any and all acts as Landlord may deem necessary, proper or convenient to cure such default, for the account and at the expense of Tenant, and Tenant agrees to pay to Landlord as Additional Rent all damage and/or expense incurred by Landlord in so doing.

(ii)Landlord shall have the right to enter upon and take possession of the Demised Premises without terminating this Lease, with or without legal process, and remove Tenant, any occupant and any property therefrom, without being guilty of trespass and without relinquishing any right of Landlord against Tenant, and, if Landlord elects, relet the Demised Premises on such terms as Landlord deems advisable.

(iii)Landlord shall have the right to terminate this Lease and Tenant’s right to possession of the Demised Premises and, with or without legal process, take possession of the Demised Premises and remove Tenant, any occupant and any property therefrom, without being guilty of trespass and without relinquishing any right of Landlord against Tenant.

(iv)Landlord shall be entitled to recover damages from Tenant in an amount equal to the Base Annual Rent and Additional Rent which is due and payable hereunder as of the date of such default, together with the amount herein covenanted to be paid as Base Annual Rent and Additional Rent during the remainder of the term, together with (A) all expenses of any proceedings (including, but not limited to, legal expenses and attorneys’ fees) which may be necessary in order for Landlord to recover possession of the Demised Premises, and (B) the expenses of re-renting of the Demised Premises (including, but not limited to, any commissions paid to any real estate agent, advertising expense and the costs of such alterations, repairs, replacements and decoration or re-decoration as Landlord, in its sole judgment, considers advisable and necessary for the purpose of re-renting the Demised Premises).  Landlord shall in no event be liable in any way whatsoever for failure to re-rent the Demised Premises or, in the event that the Demised Premises are re-rented, for failure to collect the rent thereof under such re-renting.  No act or thing done by Landlord shall be deemed to be an acceptance of a surrender of the Demised Premises, unless Landlord shall execute a written agreement of surrender with Tenant.  Tenant’s liability hereunder shall not be terminated by the execution of a new lease of the Demised Premises by Landlord. The rent shall not be subject to acceleration.  Tenant agrees to pay to Landlord, upon demand, the amount of damages herein provided after the amount of such damages for any month shall have been ascertained; provided, however, that any expenses incurred by Landlord shall be deemed to be a part of the damages for the month in which they were incurred.  Separate actions may be maintained each month or at other times by Landlord against Tenant to recover the damages then due, without waiting until the end of the Lease Term to determine the aggregate amount of such damages.  In the event that Landlord gains possession of the Demised Premises and releases the Demised Premises (or applicable portion thereof) to another party, then the rent that is actually paid by such party shall be credited against Landlord’s damages. Tenant hereby expressly waives any and all notices (other than those notices specially outlined in this Lease) to cure or vacate or to quit the Demised Premises provided by current or future law.  TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION GRANTED BY OR UNDER ANY PRESENT OR FUTURE LAWS IN THE EVENT OF TENANT BEING EVICTED OR BEING DISPOSSESSED FOR ANY CAUSE, OR IN THE EVENT OF LANDLORD OBTAINING POSSESSION OF THE DEMISED PREMISES BY REASON OF THE DEFAULT BY TENANT OF ANY OF THE COVENANTS AND CONDITIONS OF THIS LEASE.  If, under the provisions hereof, applicable summary process shall be served, and a compromise or settlement therefor shall be made, such action shall not be constituted as a waiver by Landlord of any breach of any covenant, condition or agreement herein contained.

(c)Right of Landlord to Cure Tenant’s Default.  If Tenant defaults in the making of any payment to any third party, or doing any act required to be made or done by Tenant relating to the Demised Premises, then Landlord may, but shall not be required to, make such payment or do such act.  The amount of any resulting expense or cost to Landlord, including attorneys’ fees, with interest thereon at the rate of eighteen percent (18%) per annum or the highest legal rate, whichever is lower, accruing from the date paid by Landlord, shall be paid by Tenant to Landlord and shall constitute Additional Rent hereunder, due and payable by Tenant upon receipt of a written statement of costs from Landlord.  The making of such payment or the doing of such act by Landlord shall not operate to cure Tenant’s default, nor shall it prevent Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled.

(d)Intentionally Deleted.

(e)Intentionally Deleted.

(f)Landlord’s Remedies Cumulative.  All rights and remedies of Landlord herein enumerated shall be cumulative.  In the event of any breach by Tenant of any of the covenants or provisions of this Lease, then, regardless of whether the Lease Term has commenced, this Lease has been terminated, or Landlord has recovered possession of the Demised Premises, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity, and mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity.

23.Bankruptcy.

(a)The following shall be Events of Bankruptcy under this Lease:  (i) Tenant’s or any guarantor of Tenant’s obligations under this Lease (“Tenant’s Guarantor”) becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state, district, commonwealth or territory of the United States (the “Insolvency Laws”); (ii) The appointment of a receiver or custodian for any or all of Tenant’s or Tenant’s Guarantor’s property or assets, or the institution of a foreclosure action upon any of Tenant’s or Tenant’s Guarantor’s real or personal property; (iii) The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (iv) The filing of an involuntary petition against Tenant or Tenant’s Guarantor as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (A) is not dismissed within sixty (60) days of filing, or (B) results in the issuance of an order for relief against the debtor; or (v) Tenant’s or Tenant’s Guarantor’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

(b)Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Section 22 and pursuant to the Bankruptcy Code and the Insolvency Laws; provided, however, that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, Landlord shall not exercise its rights and remedies pursuant to Section 22 so long as (i) the Bankruptcy Code prohibits the exercise of such rights and remedies, and (ii) Tenant or its Trustee in Bankruptcy (hereinafter referred to as “Trustee”) (A) cures all defaults under this Lease, (B) compensates Landlord for monetary damages incurred as a result of such defaults, including reasonable attorneys’ fees, (C) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant; and (D) complies with all other requirements of the Bankruptcy Code.

(c)As of the date of this Lease, there is no guarantor of Tenant’s obligations under the Lease.

24.Lender Requirements.

(a)Subordination.  Subject to the provisions of Section 24 (f) below, this Lease is subject and subordinate to any first mortgage or first deed of trust (each such mortgage or deed of trust shall hereinafter be referred to as the “First Trust”) which may now or hereafter affect such leases or the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof.  Provided that the beneficiary of the First Trust grants its written consent to any additional subordination of this Lease, this Lease shall be subject and subordinate to all ground or underlying leases and to all other mortgages and/or other deeds of trust which may now or hereafter affect such leases or the real property of which the Demised Premises form a part, and to all renewals, modifications, consolidations, replacements and extensions thereof.  Subject to obtaining the written consent of the beneficiary of the First Trust with respect to subordinating this Lease to the lien of any mortgage, deed of trust or ground lease other than the First Trust, the foregoing subordination provisions shall be self-operative and no further instrument of subordination shall be required.  Tenant agrees to execute and deliver, within five (5) days after Landlord’s written request, such further instrument or instruments confirming this subordination as shall be desired by Landlord or by any ground lessor, mortgagee or proposed mortgagee; and Tenant hereby constitutes and appoints Landlord as Tenant’s attorney-in-fact to execute any such instrument or instruments.  Tenant shall be liable for any loss incurred by Landlord resulting from Tenant’s failure to timely execute and deliver any instrument requested by Landlord confirming such subordination, and shall reimburse Landlord for the amount of any such loss upon demand, as Additional Rent.  Tenant further agrees that, at the option of the holder of any mortgage or of the trustee under any deed of trust, this Lease may be made superior to said mortgage or first deed of trust by the insertion therein of a declaration that this Lease is superior thereto.

(b)Attornment. Subject to the provisions of Section 24 (f) below, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any deed of trust to secure debt given by Landlord and covering the Demised Premises, the party secured by any such deed of trust shall have the right to recognize this Lease and, in the event of any foreclosure sale under such deed of trust, this Lease shall continue in full force and effect at the option of the party secured by such deed of trust or the purchaser under any such foreclosure sale.  If such party elects to recognize this Lease, then (x) Tenant shall attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as the owner and landlord under this Lease, and (y) such party, as landlord: (i) shall recognize Tenant’s rights to continue to occupy the Demised Premises and exercise and enjoy all of its rights hereunder, and so long as Tenant complies with the terms and provisions of this Lease; (ii) shall not be bound by payments of Base Annual Rent or Additional Rent more than one (1) month in advance of their due date; (iii) shall have no obligation for the return of any security deposit not actually received by such party; (iv) shall not be bound by any amendment or modification to the Lease to which such party has not consented in writing; (v) shall not be subject to any claim, defense or setoff which could be asserted against any predecessor Landlord; and (vi) shall have no liability for any default by any predecessor Landlord.

(c)Notice of Default.  Tenant agrees to give any mortgagee(s) and/or trust deed holder(s), by certified or registered mail, postage prepaid, return receipt requested, a copy of any notice of any failure by Landlord to fulfill any of its obligations under this Lease, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the addresses of such mortgagee(s) and/or trust deed holder(s).  Tenant further agrees that the mortgagee(s) and/or trust deed holder(s) shall have such time as may be necessary to cure such failure as long as any mortgagee(s) and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such failure (including, but not limited to, time to take possession and/or commence foreclosure proceedings, if necessary, to effect such cure).  Notwithstanding anything herein to the contrary, so long as any mortgagee(s) and/or trust deed holder(s) has commenced and is diligently pursuing the remedies necessary to cure such failure (including, but not limited to, taking possession and/or commencing foreclosure proceedings, if necessary, to effect such cure), Tenant shall have no right to terminate this Lease as a result of any such failure by Landlord.

(d)New Financing.  In the event that any trust or mortgage lender providing financing in connection with the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable, (ii) do not adversely affect Tenant’s use of the Demised Premises as herein permitted, (iii) do not materially alter the approved Space Plan for the Demised Premises, and (iv) do not increase the rent and other sums required to be paid by Tenant hereunder, then Landlord may submit to Tenant a written amendment to this Lease incorporating such required modifications, and, in the event Tenant shall execute and return to Landlord such written amendment within seven (7) business days after the same has been submitted to Tenant.

(e)Financial Statements.  From time to time at Landlord’s request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than ten (10) days’ advance written notice from Landlord:  (a) a current financial statement for Tenant and Tenant’s financial statements for the previous two accounting years, (b) a current financial statement for any guarantor(s) of this Lease and the guarantor’s financial statements for the previous two accounting years and (c) such other financial information pertaining to Tenant or any guarantor as Landlord or any lender or purchaser of Landlord may reasonably request.  All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Tenant hereby authorizes Landlord, from time to time, with notice to Tenant, to obtain a credit report or credit history on Tenant form any credit reporting company.  Despite the foregoing, for so long as the common stock of Tenant is publicly traded on a nationally or internationally recognized stock exchange, Tenant has timely filed its then most recent quarterly statement, and Tenant’s financial statements are available to the general public online, at no charge, Tenant shall not be required to provide Landlord with annual financial statements.

(f)Non-Disturbance.  Landlord shall obtain for Tenant a non-disturbance agreement from the holder of any mortgage which encumbers the Building, which non-disturbance agreement shall be on the holder’s then standard form.  In the event that the holder charges Landlord any costs or fees in connection with reviewing the Lease or in preparing or negotiating such non-disturbance agreement, Tenant shall pay to Landlord, upon demand, such costs or fees as Additional Rent.

25.Estoppel Certificates.  Tenant agrees, at any time and from time to time, upon ten (10) days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a written estoppel certificate (a) certifying that this

Lease is unmodified and in full force and effect (or if there have been modifications, stating the nature of same), (b) stating the Commencement Date of the Lease Term, (c) stating the amounts of Base Annual Rent and Additional Rent and the dates to which the Base Annual Rent and Additional Rent have been paid by Tenant, (d) stating the amount of any Security Deposit, (e) stating whether or not to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease, and, if so, specifying each such default of which Tenant may have knowledge, (f) stating that Tenant has no right to setoff and no defense against payment of the Base Annual Rent or Additional Rent, (g) stating the address to which notices to Tenant should be sent, and (h) certifying such other matters as may be requested by Landlord.  Any such certificate delivered pursuant hereto may be relied upon by an owner of the Building, any prospective purchaser of the Building, any mortgagee or prospective mortgagee of the Building or of Landlord’s interest therein, or any prospective assignee of any such mortgage.  Failure to deliver the aforesaid certificate within the ten (10) days shall be conclusive upon Tenant for the benefit of Landlord and any successor to Landlord that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

26.Tenant Holdover.

(a)With Landlord Consent.  If Tenant continues, with the knowledge and written consent of Landlord obtained at least thirty (30) days prior to the expiration of the Lease Term, to remain in the Demised Premises after the expiration of the Lease Term, and in that event, Tenant shall, by virtue of this agreement become a tenant by the month at Base Monthly Rent which is one and one-half (1½) times the Base Monthly Rent applicable to the last month of the Lease Term, and otherwise subject to the terms, covenants and conditions herein specified, commencing said monthly tenancy with the first day next after the end of the Lease Term.

(b)Without Landlord Consent.  In the event that Tenant, without the consent of Landlord, shall hold over the expiration of the term hereby created, then Tenant shall become a tenant of sufferance only, at a monthly rent which for each month of the first two months of the holdover is equal to 150% of the Base Monthly Rent applicable to the last month of the Lease Term, and which for each month thereafter is equal to 200% of the Base Monthly Rent applicable to the last month of the Lease Term, and otherwise subject to the terms, covenants and conditions herein specified.  In the event Tenant holds over in the Demised Premises or any portion thereof for a period of sixty (60) days, then Tenant expressly agrees to hold Landlord harmless from all loss and damages, direct and consequential, which Landlord may suffer in defense of claims by other parties against Landlord arising out of the holding over by Tenant, including, without limitation, attorneys’ fees which may be incurred by Landlord in defense of such claims.  Acceptance of rent by Landlord subsequent to the expiration of the Lease Term shall not constitute consent to any holding over.  Landlord shall have the right to apply all payment received after the expiration date of this Lease toward payment for use and occupancy of the Demised Premises subsequent to the expiration of the Lease Term and toward any other sums owed by Tenant to Landlord.  Landlord, at its option, may forthwith re-enter and take possession of the Demised Premises without process, or by any legal process in force.

27.Inspection of Demised Premises.  Wherever in this Lease Landlord is granted the right to inspect or enter the Demised Premises,  then, except in the case of an emergency, Landlord (and its employees’ and agents’) shall comply with Tenant’s then commercially reasonable current health, safety and security protocols.

28.Quiet Enjoyment.  Subject to the terms of this Lease, so long as Tenant shall observe and perform all the covenants and agreements binding on it hereunder Tenant shall at all times during the term herein granted, peacefully and quietly have and enjoy possession of the Demised Premises without any encumbrance or hindrance or molestation by Landlord, except as provided for elsewhere under this Lease.

29.Mechanics Liens.  Tenant will not permit to be created or to remain undischarged any lien, encumbrance or charge (arising out of any work done or materials or supplies furnished, or claimed to have been done or furnished, by any contractor, mechanic, laborer or materialman or any mortgage, conditional sale, security agreement or chattel mortgage, or otherwise by or for Tenant) which might be or become a lien or encumbrance or charge upon the Building or any part thereof or the income therefrom.  Tenant will not suffer any other matter or thing whereby the estate, rights and interests of Landlord in the Building or any part thereof might be impaired.  If any lien, or notice of lien on account of an alleged debt of Tenant or any notice of contract by a party engaged by Tenant or Tenant’s contractor to work on the Demised Premises shall be filed against the Building or any part thereof, Tenant, within ten (10) days after notice of the filing thereof, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.  If Tenant shall fail to cause such lien or notice of lien to be discharged within the period aforesaid, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances.  Any amount so paid by Landlord and all costs and expenses, including attorneys’ fees, incurred by Landlord in connection therewith, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand.  Nothing herein contained shall obligate Tenant to pay or discharge any lien created by Landlord.

30.Time.  Landlord and Tenant acknowledges that time is of the essence in the performance of any and all obligations, terms, and provisions of this Lease.

31.Postponement of Performance.  In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, labor troubles, inability to procure labor or materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, acts of God, fire or other casualty or other reason of a similar or dissimilar nature beyond the reasonable control of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.  The provisions of this Section shall not operate to excuse Tenant from the prompt payment of Base Annual Rent or Additional Rent or from surrendering the Demised Premises, and shall not operate to extend the term of this Lease.  Delays or failures to perform resulting from lack of funds shall not be deemed delays beyond the reasonable control of a party.

32.Landlord’s Reserved Rights.  The Landlord reserves the following rights:

(a)To decorate, remodel, repair, alter or otherwise prepare the Demised Premises for re-occupancy during the last ninety (90) days of the Lease Term, if during or prior to that time Tenant vacates the Demised Premises; and

(b)To show the Demised Premises to prospective tenants or brokers during the last three hundred sixty five (365) days of the term of this Lease; to show the Demised Premises to prospective purchasers at all reasonable times provided that prior notice is given to Tenant in each case and that Tenant’s use and occupancy of the Demised Premises shall not be materially inconvenienced by any such action of Landlord; and to place and maintain a “FOR RENT” sign on the doors or in the windows of the Demised Premises during the last one hundred eighty (180) days of the term of this Lease.

33.No Waiver.  No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.  No waiver by Landlord of any breach by Tenant of any of the terms, covenants, agreements, or conditions of this Lease shall be deemed to constitute a waiver of any succeeding breach thereof, or a waiver of any breach of any of the other terms, covenants, agreements, and conditions herein contained.  No custom or practice which may occur or develop between the parties in connection with the terms of this Lease shall be construed to waive or lessen Landlord’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof from Landlord to Tenant.  No employee of Landlord or of Landlord’s agents shall have any authority to accept the keys of the Demised Premises prior to termination of the Lease, and the delivery of keys to any employee of Landlord or Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Demised Premises.  The receipt by Landlord of any payment of Base Annual Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the Rules and Regulations made a part of this Lease, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.

34.Limitation of Landlord’s Liability.  In consideration of the benefits accruing hereunder, Tenant and all successors and assigns of Tenant covenant and agree that in the event of any actual or alleged failure, breach or default hereunder by Landlord:  (a) the sole and exclusive remedy shall be against the interest of Landlord in the Project; (b) neither Landlord nor (if Landlord is a limited liability company) any member or (if Landlord is a partnership) any partner of Landlord nor (if Landlord is a corporation) any shareholder of Landlord, nor Rental Agent specified in Section 1(a)8 hereof nor (if Rental Agent is a partnership) any member, partner of Rental Agent nor (if Rental Agent is a corporation) any shareholder of Rental Agent shall be personally liable with respect to any claim arising out of or related to this Lease; (c) no partner or shareholder of Landlord nor any member, partner or shareholder of Rental Agent shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of Landlord); (d) no service of process shall be made against any member, partner or shareholder of Landlord nor against any member, partner or shareholder of Rental Agent (except as may be necessary to secure jurisdiction of Landlord); (e) any judgment granted against any member, partner or shareholder of Landlord or against any member, partner or shareholder of Rental Agent may be vacated and set aside at any time as if such judgment had never been granted; and (f) these covenants and agreements are enforceable both by Landlord and also by any member, partner or shareholder of Landlord and by any member, partner or shareholder of Rental Agent.

35.Transfer of the Building.  In the event of the sale or other transfer of Landlord’s right, title and interest in the Demised Premises or the Building (except in the case of a sale-leaseback financing transaction in which Landlord is the lessee), Landlord shall transfer and assign to such purchaser or transferee all amounts of pre-paid Base Annual Rent.  Tenant shall have no right to terminate this Lease nor to abate Base Annual Rent nor to deduct from, nor set-off, nor counterclaim against Base Annual Rent because of any sale or transfer (including, without limitation, any sale-leaseback) by Landlord or its successors or assigns.  In the event of the transfer and assignment by Landlord of its interest in this Lease, Landlord shall thereby be released from any further responsibility hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations.  The term “Landlord” as used in this Lease shall mean the owner of the Building, at the time in question.  In the event of a transfer (whether voluntary or involuntary) by such owner of its interest in the Building, such owner shall thereupon be released and discharged from all covenants and obligations of the Lease thereafter accruing, but such covenants and obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership.  Upon any sale or other transfer as above provided (other than a sale-leaseback), or upon any assignment of Landlord’s interest herein, it shall be deemed and construed conclusively, without further agreement between the parties, that the purchaser or other transferee or assignee has assumed and agreed to perform the obligations of Landlord thereafter accruing.

36.Waiver of Counterclaim and Trial by Jury.  LANDLORD AND TENANT WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OR OCCUPANCY OF THE DEMISED PREMISES, AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY.  EXCEPT FOR ANY MANDATORY COUNTERCLAIM THAT WOULD BE WAIVED IF NOT INTERPOSED BY TENANT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS OR CLAIMS FOR SET-OFF, RECOUPMENT OR DEDUCTION OF BASE ANNUAL RENT OR ADDITIONAL RENT IN A SUMMARY PROCEEDING FOR NONPAYMENT OF BASE ANNUAL RENT OR ADDITIONAL RENT OR OTHER ACTION OR SUMMARY PROCEEDING BASED ON TERMINATION, HOLDOVER OR OTHER DEFAULT IN

WHICH LANDLORD SEEKS REPOSSESSION OF THE DEMISED PREMISES FROM TENANT.

37.Notices.

(a)Addresses for Notices.  All notices required or desired to be given hereunder by either party to the other shall be in writing and be given in person, by reputable overnight carrier which provides receipt of delivery, or by email, or by certified or registered mail and addressed as specified in Section 1(a).  Either party may, by like written notice, designate a new address to which such notices shall be directed.

(b)Effective Date of Notice.  Notice shall be deemed to be effective when delivered in person or by Federal Express (it being understood and agreed that if delivery is made by Federal Express after regular business hours, then such delivery shall be deemed to have been made on the next business day), or when delivery is refused, or three (3) days after mailing, unless otherwise stipulated herein.

38.Brokers.  Landlord and Tenant each represents and warrants to the other that it has not employed any broker in connection with this Lease transaction, except the brokers named in Section 1(a)(21).  Said brokers shall be paid a brokerage commission pursuant to separate agreements between Landlord and each of such brokers, and Landlord and Tenant each shall indemnify and hold harmless the other from and against any claims for brokerage or other commission arising by reason of a breach by the indemnifying party of the aforesaid representation and warranty.

39.Intentionally Deleted.

40.Miscellaneous Provisions.

(a)Governing Law.  The laws of the jurisdiction in which the Building is located shall govern the validity, performance and enforcement of this Lease.

(b)Successors.  All rights, remedies and liabilities herein given to or imposed upon either of the parties hereto, shall extend to their respective heirs, executors, administrators, successors and assigns.  This provision shall not be deemed to grant Tenant any right to assign this Lease or to sublet the Demised Premises.

(c)No Partnership.  Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

(d)No Representations by Landlord.  Neither Landlord nor any employee or agent of Landlord has made any representations or promises with respect to the Demised Premises or the Building except as herein expressly set forth, and no rights, privileges, easements or licenses are granted to Tenant except as herein expressly set forth.

(e)Exhibits.  It is agreed and understood that any Exhibits referred to herein, and attached hereto, form an integral part of this Lease and are hereby incorporated by reference.

(f)Pronouns.  Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the content may require such substitution or substitutions.  Landlord and Tenant herein for convenience have been referred to in neuter form.

(g)Captions.  All section and paragraph captions herein are for the convenience of the parties only, and neither limit nor amplify the provisions of this Lease.

(h)Landlord’s Approval.  Whenever Landlord’s consent or approval is required under the terms of this Lease, Landlord may grant or deny such consent or approval in its sole discretion unless otherwise specified herein.

(i)Invalidity of Particular Provisions.  If any term or provision of this Lease or applications thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

(j)Counterparts.  This Lease may be executed in several counterparts, but all counterparts shall constitute one and the same legal document.

(k)Entire Agreement; Modification; Merger.  This Lease and all Exhibits hereto contain all the agreements and conditions made between the parties and may not be modified orally or in any other manner than by an agreement in writing, signed by the parties hereto.  Notwithstanding anything herein to the contrary, in the event Landlord obtains a judgment against Tenant in connection with the Lease, the Lease shall not merge into the judgment.

(l)Authority.  Landlord and Tenant hereby covenant each for itself, that it has full right, power and authority to enter into this Lease upon the terms and conditions herein set forth.  If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the jurisdiction in which the Demised Premises is located, that the corporation has full right and authority to enter into this Lease, and that each and both of the persons signing on behalf of the corporation were authorized to do so.  If Tenant signs as a partnership, each of the persons executing this Lease on behalf of

Tenant does hereby covenant and warrant that Tenant is a duly formed and validly existing partnership, that the partnership has full right and authority to enter into this Lease, and that each of the persons signing on behalf of the partnership were authorized to do so.

(m)Examination of Lease.  Submission of this Lease for examination or signature by Tenant shall not constitute reservation of or option for Lease, and the same shall not be effective as a Lease or otherwise until execution and delivery by both Landlord and Tenant.

(n)Lender’s Approval.  The lender for the Building has approved the Lease.

(o)Covenants.  The parties hereto agree that all the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision hereof.

(p)Interpretation.  Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach the intended result.

(q)Confidentiality.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord.  Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Project and may impair Landlord’s relationship with other tenants of the Project.  Except as required by law, including in connection with any SEC or other rules of a public stock exchange or regulatory authority having jurisdiction over Tenant, requirements concerning Tenant’s publicly traded status, Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion.  It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

(r)OFAC Certification.  Tenant represents and warrants that (i) Tenant is (a) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (b) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States.  The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law including but not limited to, the International Emergency Economic Powers Act 50 U.S.C. Section 1701, et. seq.  The Trading with the Enemy Act, 50 U.S.C. App. 1 et. seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.  Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

(s)Attorneys’ Fees.  In the event of any litigation between Landlord and Tenant in connection with this Lease, the losing party shall reimburse the prevailing party for the prevailing party’s reasonable attorneys’ fees and litigation costs.

41.Extension Options.

(a)Provided (i) that the Lease shall be in full force and effect; (ii) that, except for a Corporate Transfer, Tenant shall have not assigned the Lease nor sublet any portion of the Demised Premises; and (iii) that no default under any of the terms, provisions, covenants or conditions of the Lease has occurred, then, and only in such event, Tenant shall have the right, at Tenant’s sole option, to extend the term of the Lease for up to three (3) additional periods of five (5) years each (each an “Extension Term”).  Such extension options shall be exercisable by Tenant giving written notice of the exercise of such extension option to Landlord no later than nine (9) months prior to the expiration of the then-current term; provided, however, in the event Tenant fails to exercise such option to extend during the aforesaid time period, such extension option (and any subsequent extension option) shall become null and void and all rights with respect thereto shall automatically terminate and expire.  Each Extension Term shall be upon the terms, covenants and conditions as set forth herein with respect to the initial Lease Term, except that Base Annual Rent shall be determined for each Extension Term in accordance with the provisions of Section 41(b) below.  Despite the foregoing, within thirty (30) days of delivery to Landlord of Tenant’s written election to exercise an extension option, Landlord shall deliver to Tenant, Landlord’s determination of the Base Annual Rent and rent escalator for such Extension Term.  Tenant thereafter shall have thirty (30) days to agree to Landlord’s proposed Base Annual Rent and rent escalator for such Extension Term or elect arbitration in accordance with Section 41(b) below.  If Tenant does not elect such arbitration in writing, Tenant shall be deemed to have rescinded its extension election and waived all remaining extension options.

(b)During each year of the Extension Terms, if exercised, Base Annual Rent shall be computed as an amount equal to the then-prevailing fair market rent for renewal laboratory and office leases, including all applicable market concessions for comparable buildings located in the North Rockville, Maryland submarket.  Landlord and Tenant shall employ the procedure and the timetable described below for the purpose of computing the fair market rent for the Demised Premises and the Base Annual Rent properly payable during each Extension Term (as applicable).  In the event Landlord and Tenant are unable to agree upon the current fair market rent payable during the Extension Term within thirty (30) days of Landlord’s receipt of Tenant’s notice to extend for such Extension Term, then the fair market rent for such Extension Term shall be the prevailing fair market rent for renewal leases , including all applicable market concessions for comparable buildings located in North Rockville, Maryland (without consideration of any Tenant furniture, fixtures and equipment then in place in (after taking into account the portion of the Demised Premises that is used for office space and laboratory space), provided the same were paid for solely by Tenant without any allowance from Landlord), and shall be determined by a board of two (2) disinterested real estate brokers, one (1) of whom shall be named by Landlord, one (1) by Tenant.  Said brokers shall each be practicing brokers in Rockville, Maryland, specializing in the field of commercial real estate, having no fewer than ten (10) years’ experience in such field, and recognized as ethical and reputable within their field.  Landlord and Tenant agree to make their appointments promptly within ten (10) days after the expiration of the thirty (30) day period, or sooner if mutually agreed upon.  Within fifteen (15) days after both such brokers have been appointed, each broker shall submit his or her determination of said fair market rent.  If the two (2) brokers agree upon the Base Annual Rent, such determination shall be final and binding on the parties.  If the difference between the Base Annual Rent calculated by each broker is five percent (5%) or less, the rates calculated by the two brokers will be averaged and the resulting figure will be the agreed upon Base Annual Rent.  If the difference between the Base Annual Rent calculated by each broker is more than five percent (5%), the two brokers shall select a third broker, who shall satisfy the same professional qualification requirements set forth above, and the brokers will then notify Landlord and Tenant of such brokers name, address and selection within ten (10) days following the failure of the parties to agree upon the Base Annual Rent.  The third broker will select one or the other of the two calculations of Base Annual Rent submitted by the other two brokers and will notify the parties and the brokers within ten (10) days of being selected to make the Base Annual Rent determination.  The determination of the third broker shall be final and binding on Landlord and Tenant.  In arriving at their individual rate determinations, each broker shall consider and analyze all the components of the Lease, including lab and office space.  Landlord and Tenant shall pay the fee of the broker selected by it and they shall equally share the payment of the fee of the third broker.  Notwithstanding the foregoing, Landlord and Tenant may at any time after appointing the brokers, agree upon the Base Annual Rent payable during such Extension Term and such mutual agreement shall supersede the brokers’ determinations.  Notwithstanding anything herein to the contrary, in no event shall the Base Annual Rent for any year of the Extension Term be less than the Base Annual Rent payable immediately prior to the expiration of the preceding term of the Lease.

42.Amenities.  Within twenty four (24) months after the Commencement Date, Landlord shall add the following amenities to the Project (collectively, the “Future Amenities”): (i) a shared conference facility; (ii) a fitness center with showers; (iii) a bike rack; and (iv) upgraded furniture for the lounge seating in the atrium lobby areas.

43.

44.Generator.

(a)Subject to the satisfaction of all the conditions in this Section, Tenant shall have the right to install in an area designated by Landlord a back up diesel generator (the “Generator”).  Tenant shall not be entitled to install such Generator (i) (A) if such installation would adversely affect (or in a manner that would adversely affect) the structure or any of the building systems of the Building, or (B) without Landlord’s prior written consent, if such installation would require (or in a manner that would require) any structural alteration to the Building, (ii) if such installation would violate (or in a manner that would violate) any applicable Federal, state or local law, rule or regulation, (iii) unless sufficient room therefor exists at the time of the proposed installation, (iv) unless Tenant has obtained at Tenant’s expense, and has submitted to Landlord copies of, all permits and approvals relating to such Generator and such installation, (v) unless such Generator is appropriately screened, (vi) unless such Generator is installed, at Tenant’s sole cost and expense, by a qualified contractor chosen by Tenant and approved in advance by Landlord, and (vii) unless Tenant obtains Landlord’s prior consent to the manner in which such installation work is to be done.  All plans and specifications concerning such installation shall be subject to Landlord’s prior written approval.

(b)At all times during the Lease Term, Tenant shall maintain said Generator in good condition and in a manner that avoids interference with or disruption to Landlord and other tenants of the Building. At the expiration or earlier termination of the Lease Term (or if Tenant discontinues use of such Generator), Tenant shall, upon written notice from Landlord, remove such Generator from the Building if so elected by the Landlord when the Generator was installed.

(c)Upon ten (10) days’ prior written notice to Tenant, Landlord shall have the right to require Tenant to relocate the Generator, if in Landlord’s opinion such relocation is necessary or desirable.  Any such relocation shall be performed by Tenant at Tenant’s expense, and in accordance with all of the requirements of this Section.

(d)In granting Tenant the right hereunder, Landlord makes no representation as to the legality of such Generator or its installation. If any Federal, state, county, regulatory or other authority requires the removal or relocation of such Generator, Tenant shall remove or relocate such antenna at Tenant’s sole cost and expense, and Landlord shall under no circumstances be liable to Tenant therefor.

(e)Tenant shall indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys’ fees) suffered by or claimed against Landlord, directly or indirectly, based on, arising out of or resulting from any act or omission with respect to the installation, use, operation, maintenance, repair or disassembly of such Generator and related equipment.  The provisions of this Section 44(f) shall survive the expiration or sooner termination of this Lease.

45.Mutual Partial Termination Option.

(a) Provided that Tenant has not requested, in writing, that Landlord fund the “Phase 3 Premises Construction Allowance” (as defined below), Tenant shall have the one time right, upon thirty days prior notice to Landlord, to surrender the Phase 3 Premises to Landlord (it being understood and agreed that Tenant shall have the one time right, at the time it elects to retain any portion of the Phase 3 Premises, to surrender all or a portion of the Phase 3 Premises, provided that in the event Tenant elects to surrender only a portion of the Phase 3 Premises, (x) the portion of the Phase 3 Premises that Tenant retains shall (i) be contiguous to the Demised Premises, and (ii) be surrendered in the order that is shown on the plan that is attached to and made a part hereof as Exhibit I, (y) the portion of the Phase 3 Premises that Tenant does surrender shall (i) be of a reasonable size such that it can readily be marketed to other parties, and (ii) have reasonable access to the elevators. Despite the foregoing, in the event that Tenant requests in writing that Landlord fund any portion of the Phase 3 Premises Construction Allowance, then Tenant shall have no right to surrender the portion of the Phase 3 Premises for which it has requested funding of the Construction Allowance to Landlord.

(b) Provided that Tenant has not requested, in writing, that Landlord fund any portion of the Phase 3 Premises Construction Allowance, then at any time after January 1, 2023, Landlord shall have the right, upon thirty days prior notice to Tenant (the “Termination Notice”), to require Tenant to surrender the Phase 3 Premises to Landlord. In the event Tenant requests that Landlord provide the Construction Allowance with respect to less than all of the Phase 3 Premises, then Tenant shall surrender the portion of the Phase 3 Premises that Tenant has not elected requested funding of the Construction Allowance to Landlord.

(c) In the event that either party exercises its right to have Tenant surrender the Phase 3 Premises, or applicable portion thereof, then Tenant shall surrender the applicable portion of the Phase 3 Premises to Landlord, and thereafter Tenant shall have no further rights or obligations with respect to the applicable surrendered portion of the Phase 3 Premises.

46.Renewable Energy.

(a)	Landlord shall use commercially reasonable efforts to support Tenant’s renewable energy initiative by allowing Tenant, at its sole cost and expense, to install renewable energy equipment (i.e., solar panels and related infrastructure) on the roof of the Building and/or the garage. The location and equipment shall be subject to Landlord’s approval and shall be subject to all applicable governmental laws. Landlord shall have the right, in its sole discretion, to require that at the end of the term of the Lease, that Tenant, at its sole cost and expense, remove any obsolete renewable energy equipment.

(b)Landlord and Tenant shall reasonably cooperate, at no cost to Landlord, to endeavor that Tenant receives the economic benefit, as between Landlord and Tenant, of all tax credits, rebates and all other renewable energy related economic benefits directly generated by or resulting from Tenant’s installation and use of such renewable energy facilities.

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

KEY WEST MD OWNER LLC, a Delaware limited liability company

___________________________ By:__________________________(SEAL)Name:________________________Title:_________________________

WITNESS/ATTEST:TENANT:

MAXCYTE, INC., a Delaware corporation

___________________________By:  (SEAL)
Title:
Date:

SECRETARY’S CERTIFICATE

I, _______________________________, Secretary of Maxcyte, Inc., a Delaware corporation, do hereby certify that the foregoing and annexed Lease was executed and delivered pursuant to and in strict conformity with, the provisions of a resolution of the Board of Directors of said (professional) corporation (association) passed at a regularly called meeting of said Board of Directors, and that a quorum was present at said meeting (or adopted by unanimous written consent of said Board of Directors, in lieu of a meeting), in conformity with the laws of the state of incorporation of said corporation.

Secretary
Date:

[Corporate Seal]

EXHIBIT A

Floor Plan of Demised Premises

[§2(a)]

9713 Key West Avenue
Fourth Floor
27,010 Total RSF

Phase I
12,810 RSF
Non-Hub Space
Phase II
14,200 RSF
Hub Space

EXHIBIT B

RULES AND REGULATIONS

[§8]

1.No part of the whole of any sidewalks, plaza areas, entrances, loading docks, passages, courts, elevators, vestibules, stairways, corridors, balconies or halls of the Building shall be obstructed or encumbered by any tenant or used for any purpose other than that expressly provided for in the Lease.

2.No awnings or other projections shall be attached to the outside walls, balconies or windows of the Building.  No curtains, blinds, shades, or screens other than Building Standard window coverings, shall be attached to or hung in, or used in connection with, any window or door of the space demised to any tenant.

3.No showcases or other articles, including furniture, shall be put on the balcony, in front of or affixed to any part of the exterior of the Demised Premises, or placed in the halls, corridors, vestibules, balconies or other appurtenant or public parts of the Building.

4.Any water and wash closets and other plumbing fixtures in any Demised Premises or the Building shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances (including, without limitation, coffee grounds) shall be thrown therein.

5.Except as provided in the Lease, no tenant shall bring or keep, or permit to be brought or kept, any inflammable, combustible, or explosive fluid, material, chemical, or substance in or about the space demised to such tenant.

6.Except for the hanging of artwork on interior walls, no tenant shall make, paint, drill into, or in any way deface, any part of the interior or exterior of the Building or the space demised to such tenant.  No boring, cutting, or stringing of wires shall be permitted.

7.No tenant shall cause or permit any odors to emanate from the space demised to such tenant.

8.Tenant shall promptly report to the Landlord any cracked or broken glass on the Demised Premises.

9.No tenant shall make, or permit to be made, any noises which may be heard outside of such tenant’s Demised Premises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises whether by the use of any musical instrument, radio, television set, or other audio device, unmusical noise, whistling, singing, or in any other way.  Nothing shall be thrown out, or off, of any doors, windows, balconies or skylights or down any passageways.

10.No additional locks or bolts of any kind shall be placed upon any of the doors or windows in the space demised to any tenant, nor shall any changes be made in locks or the mechanism thereof.  Each tenant must, upon the termination of his tenancy, return to Landlord all keys to offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any such keys, such tenant shall pay Landlord the reasonable cost of replacement keys or locks (at Landlord’s option).

11.Landlord reserves the right to inspect all freight for violation of any of these rules and regulations or the provisions of such tenant’s lease.

12.No tenant shall engage or pay any employees in the Building, except those actually working for such tenant in the Building, nor advertise for laborers giving an address at the Building.

13.Landlord shall have the right to prohibit any advertising by any tenant which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon notice from Landlord, such tenant shall refrain from or discontinue such advertising.

14.Each tenant, before closing and leaving the space demised to such tenant at any time, shall see that all entrance doors are locked.

15.No space demised to any tenant shall be used, or permitted to be used, for lodging or sleeping.

16.The requests of tenants will be attended to only upon verbal or written request to Landlord or Landlord’s designated Rental Agent.  Building employees shall not be required to perform, and shall not be requested by any tenant to perform, any work outside of their regular duties, unless under specific instructions from Landlord.

17.Canvassing, soliciting, and peddling in the Building are prohibited, and each tenant shall cooperate in seeking their prevention.

18.There shall not be used in the Building, either by any tenant or by any of tenant’s employees, agents, or invitees, in the delivery or receipt of merchandise, freight, or other matter, any hand trucks or other means of conveyance except those equipped with rubber tires, rubber side guards, and such other safeguards as Landlord may require.

19.No animals of any kind shall be brought into or kept about the Building by any tenant, excluding “Assistance Dogs”.

20.No tenant will install or operate in the space demised to such tenant any electrically operated equipment or other machinery, other than a reasonable number of lab equipment, racking, personal computers, and securities systems, without first obtaining the prior written consent of Landlord, who may condition such consent upon payment by Tenant of additional rent as compensation for additional consumption of utilities as determined at the discretion of Landlord and for the cost of separate metering or additional wiring as may be occasioned by the operation of said equipment or machinery.  Landlord reserves the right, from time to time,  to require that Tenant, at its cost, separately meter any utility consumption in the Demised Premises.

21.All equipment and machinery belonging to any tenant which causes noise, vibration or electrical interference that may be transmitted to the structure of the Building or to any space therein to such degree to be objectionable to Landlord and any tenant in the Building shall be installed and maintained by each such tenant, at such tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration.

22.No bicycles are permitted in the Building or to be attached or stored on any part of the Building’s rails, doors, balconies or other parts.

23.No Building or suite doors shall be propped open at any time.

24.Each tenant shall cooperate with any efforts of Landlord to conserve energy.

25.Each tenant shall light any windows of the Demised Premises and exterior signs and turn the same off to the extent required by Landlord.

26.There shall be no smoking of any kind, including, without limitation, electronic cigarettes, e-cigs, vapor pens, etc. in the Building or within twenty-five (25) feet of any entrance to the Building.

EXHIBIT C

CERTIFICATE OF COMMENCEMENT

[§3(b)]

THIS CERTIFICATE OF COMMENCEMENT (“Certificate”) is made this ______ day of ___________________, 20__, by and between  KEY WEST MD OWNER LLC, a Delaware limited liability company (“Landlord”), and MAXCYTE, INC., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant have entered into a Deed of Lease dated __________________________, 2021 (“Lease”);

WHEREAS, the Commencement Date of the Lease, as described in Section 1 thereof, is dependent upon the occurrence of certain events; and

WHEREAS, those certain events have occurred and Landlord and Tenant now desire to specify the Commencement Date of the Lease Term for purposes of establishing the term of the Lease and the schedule for payment of rent during said period.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant warrant and represent each to the other as follows:

1.The Commencement Date of the Lease Term is _____________, 20__.

2.The Expiration Date of the Lease Term is _______________, 20__.

3.The Rentable Area of the Demised Premises is _______ square feet.

4.Tenant’s Proportionate Share is ________ percent.

5.The Base Annual Rent is $__________.

6.The Base Monthly Rent is $_________.

7.Landlord tendered possession of ___________  on ___________.

Upon either party’s written request, the parties shall also enter into a Certificate of Commencement with respect to each space that is delivered to Tenant under the Lease.

IN WITNESS WHEREOF, Landlord and Tenant do hereby execute this Certificate under seal on the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

KEY WEST MD OWNER LLC, a Delaware limited liability company

By:_________________________

___________________________ By:__________________________(SEAL)Name:________________________Title:_________________________

WITNESS/ATTEST:TENANT:

MAXCYTE, INC., a Delaware corporation

___________________________By:  (SEAL)
Title:
Date:

EXHIBIT D

CURRENT BASE BUILDING CONDITIONS

The Current Base Building Conditions are as follows:

1. Roof Live Load – The current design is typically for 30 psf LL and 100 psf LL within the current mechanical enclosure.  Once selected mechanical unit loads are available, specific areas can be designated and reinforced or dunnage added as required.  See Exhibit G, Landlord’s Scope of Work for Landlord commitment to roof reinforcement.

2. Floor Live Load - The current design is typically 100 psf LL.  Once areas and equipment programmed for higher live loads are identified, specific areas can be designated and reinforced as required. Tenant will be responsible for floor load reinforcement if required for specific use.  The Building has the capacity to provide 200 pounds per square foot live load on grade level.

3. Electrical Service – The shell offers 480/ 277 Volts at 19 Watts psf.

4. Gas Service – 3” gas line.

5. Loading dock – 48” minimum with dock leveler.  Access must accommodate tractor-trailers.

6. Freight Elevator – To have direct access to the loading dock area and Demised Premises.  Landlord to provide access to alternate loading dock and allow deliveries through interior spaces to the extent necessary if the Building’s loading dock cannot accommodate large trucks.  The Building has a bank of 4 elevators rated at 3,500lbs each.  One of the four elevators is a passenger/freight elevator, with rear access to the elevator cab and a service vestibule at every floor. Additionally, there is a freight elevator by the loading dock of the Building that services the second (2nd) floor.

7. Emergency Power -. See Exhibit G, Landlord’s Scope of Work.

8. Roof/Roof Warranty – The Building’s roof is not under warranty. When the project was purchased, minor roof repairs were made and Landlord, at its cost, will continue to be responsible for roof repairs and/or replacement during the Lease term.

9. Exterior Pads - Ability to house affixed equipment (i.e., a backup generator dedicated to Tenant), if any, on exterior pads at a location to be  approved by Landlord. Examples of pad locations include the structured parking garage or another site at the Property suitable for such equipment. Such location is subject to further review by Landlord’s architect, environmental consultants and subject to all applicable codes.

5.	Lab Waste – See Exhibit G, Landlord’s Scope of Work.

11. Security - Card reader/access controls provided to both the Demised Premises and the entire building envelope of the Project including all first-floor exterior entrances.  The Project currently uses Datawatch for access controls.

12. Roof Access - The roof is a common feature to the building. There is a screened enclosure covering the center bays of the building that has limited shell building equipment in it and is programed to allow space for tenant RTU’s and exhaust fans without additional tenant cost or use of Tenant Improvement Allowance.  Subject to the Landlord architect and engineers understanding Tenant RTU requirements.

13. Sprinkler – Provide fire pump as required.

EXHIBIT E

WORK AGREEMENT

[§6]

This Exhibit is attached to and made a part of that certain Lease dated as of ____________________, 2021 (the “Lease”), by and between KEY WEST MD OWNER LLC (“Landlord”) and MAXCYTE, INC. (“Tenant”).  Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Lease.

1.Tenant’s Authorized Representative.  Tenant designates Ron Holtz (“Tenant’s Authorized Representative”) as the person authorized to initial all plans, drawings, change orders and approvals pursuant to this Exhibit.  Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed by Tenant’s Authorized Representative.

2.As-Is.  Except for the Landlord’s Work, and the UPS and Data Room Improvements, Landlord is leasing the Demised Premises to Tenant in its as-is condition.  All of the work to be performed in initially finishing and completing the Demised Premises (collectively, the “Tenant’s Work”) shall be performed by Tenant pursuant to this Exhibit E and pursuant to all other applicable provisions of the Lease including, without limitation, insurance, damage and indemnification provisions, and such work shall be deemed to be alterations for all purposes of the Lease.  The Tenant’s Work shall expressly include the separate submetering of all utilities which serve the Demised Premises. Landlord shall reimburse Tenant for the reasonable out of pocket costs incurred by Tenant to install a submeter to measure electrical consumption in the laboratory portion of the Demises Premises. Tenant’s taking of possession of each applicable phase of the Demised Premises shall constitute Tenant’s acknowledgment that the applicable portion of the Demised Premises is in good condition and that all obligations of Landlord have been fully satisfied.

3.Costs.

(a)Tenant shall pay all expenses incurred in connection with Tenant’s Work over and above the “Construction Allowance” (as defined below) as follows.    Landlord has agreed to provide Tenant with a separate construction allowance (each a “Construction Allowance”) with respect to each phase of the Demised Premises. Notwithstanding anything herein to the contrary, Tenant shall have no right to access the Construction Allowance with respect to a particular phase of the Demised Premises unless and until the applicable portion of the Demised Premises has been delivered to Tenant (it being understood and agreed that once funded, Tenant shall have the right to use any portion of the Construction Allowance on any phase of the Demised Premises). The Construction Allowance for

(b)Landlord shall pay to Tenant (or at Tenant’s written request, to Tenant’s general contractor and/or architect) the applicable portion of the Construction Allowance as a reimbursement to Tenant for the costs of performing alterations and improvements to each phase of the Demised Premises, including architectural costs, preparing space plans, and preparing mechanical, electrical and plumbing working drawings (the “Tenant’s Work”).  Landlord shall be entitled to receive a construction supervisory fee in the amount of                                  of the amount of the Construction Allowance, which construction supervisory fee may be deducted from the amount of the Construction Allowance.  The Construction Allowance shall be paid by Landlord to Tenant (or at Tenant’s written request, to Tenant’s general contractor and/or architect) in accordance with the provisions of Sections 3(c) and 3(d) below.  Despite the foregoing, Tenant shall pay all costs of performing the Tenant’s Work that are in excess of the Construction Allowance.

(c)Periodically (but not more often than once per calendar month), Tenant shall deliver to Landlord an invoice from contractors or materialmen who have supplied labor or materials for Tenant’s Work. Such invoice shall contain (or be accompanied by) a certification by Tenant and Tenant’s architect in the form of A.I.A. Document G702 “Application and Certificate for Payment” that the labor or materials for which Tenant is seeking reimbursement has been satisfactorily performed or delivered to the Demised Premises in accordance with the terms of the Lease. Within thirty (30) days after receiving any such invoice (and certifications), Landlord shall pay to Tenant (or at Tenant’s written request, to Tenant’s general contractor and/or architect) the amount that is set forth in such invoice; provided: (A) such request is accompanied by a copy of the invoice for such expenses marked “approved”; (B) copies of all contracts, bills, vouchers, change orders and other information relating to the expenses for which reimbursement is being sought as may be requested by Landlord shall be made available to Landlord by Tenant; (C) the work and materials for which payment is requested are performed in accordance with the working drawings approved by Landlord; (D) the work for which payment is requested has been performed both by a contractor and in accordance with a construction contract (including retainage provisions) approved by Landlord; (E) the work and materials for which payment is requested have been physically incorporated into the Demised Premises, free of any security interest, lien or encumbrance; and (F) Tenant delivers to Landlord lien waivers from all contractors and materialmen for the work or materials for which such draw payment is being made. Each payment made by Landlord hereunder with respect to payments to Tenant’s general contractor and subcontractors shall be subject to retainage of ten percent (10%). Upon completion of the Tenant’s Work, Tenant shall provide to Landlord (i) a valid certificate of occupancy for the Demised Premises, and (ii) a certificate of completion from Tenant’s architect with respect to the Tenant’s Work.

(d)Landlord shall pay the retainage to Tenant (or at Tenant’s written request, to Tenant’s general contractor and/or architect) within thirty (30) days after the last to occur of the following: (A) final completion of all of the Tenant’s Work in accordance with the terms of this Lease, (B) evidence of the satisfaction of the requirements of governmental authorities with respect thereto, (C) receipt of releases of lien from all contractors and materialmen who supplied labor or materials for the Tenant’s Work, (D) Landlord’s receipt of paid invoices evidencing that Tenant has actually paid to materialmen and contractors who have supplied materials or labor for the Tenant’s Work an amount equal to or in excess of the Construction Allowance, and (E) Tenant having commenced to use the Demised Premises in accordance with the terms of this Lease.

(e)To the extent the applicable Construction Allowance is not fully utilized on the Tenant’s Work, up to twenty percent (20%) of the applicable Construction Allowance may be used for fixtures, furniture and equipment, or as a credit against Base Annual Rent.  In the event that the Construction Allowance is not fully utilized by the date which occurs one (1) year after the date of the Lease, Landlord shall have no obligation to pay to Tenant any unutilized portion of the Construction Allowance.

(f)Landlord shall pay to Tenant’s architect a fee equal to the product of fifteen cents ($.15) multiplied by the number of square feet of rentable area contained within the Demised Premises to perform a test fit of the Demised Premises.

4.Schedule.

(a)Tenant shall submit to Landlord a final space plan and all specifications, details, finishes (including, without limitation, paint and carpet selections), elevations and sections, all as approved by Tenant when available. Such space plan shall indicate partition and space layout and proposed fixturing, door location, special equipment types, materials and colors, reflected ceiling plan (including lighting, materials and sprinkler heads), floor load requirements exceeding eighty (80) pounds per square foot live load, telephone and electrical outlet locations.

(b)Tenant shall submit to Landlord final architectural and engineering working drawings approved by Tenant when available.  Such architectural working drawings shall include: master legend, construction and floor plan, reflected ceiling plan, telephone and electrical outlet layout and usage system, finish plan, sign, window and storefront details (if any), and all architectural details, elevations, specifications and finishes necessary to construct the Demised Premises.  Said drawings, when approved by Landlord, are referred to herein as the “Final Construction Drawings.”

5.Approval.  All plans and drawings (and changes thereto) shall be subject to Landlord’s written approval.  Landlord shall not unreasonably withhold or delay its consent to such plans and drawings.  Notwithstanding anything herein to the contrary, any alterations or improvements which connect into the Building’s systems, or which are made to the exterior of the Demised Premise or the Building, or which are visible from the exterior of the Demised Premises or the Building shall be subject to Landlord’s prior written approval, in its sole and absolute discretion.

6.Change Orders.  All additional expenses attributable to any change order requested by Tenant and approved by Landlord, shall to the extent that it would cause the total construction costs to exceed the Construction Allowance, be payable by Tenant prior to the performance of the work contemplated by such change order.

7.General Requirements.

(a)Tenant construction shall proceed only on the basis of approved drawings.  Changes that occur during actual construction that differ from the approved drawings will require alterations at Tenant’s expense to restore compliance with approved drawings.  No drawings are considered “approved” unless they bear Landlord’s signature of approval.

(b)Landlord shall have no obligation or responsibility to Tenant in respect of minor deviations in the actual dimensions of the Demised Premises.  Tenant shall have the affirmative obligation to conduct an on-site verification of all measurements and dimensions prior to letting any contracts for the performance of Tenant’s Work and prior to ordering the fabrication of any trade fixtures.

(c)Upon Landlord’s approval of the Final Construction Drawings, Tenant shall submit the following:

1.Names of all contractors and subcontractors (all of which shall be subject to Landlord’s approval);

2.Proof of financial ability;

3.Tenant insurance coverage;

4.Copy of building permit(s);

5.Completion schedule from Tenant’s contractor; and

6.Proof of utility application/deposit to Landlord.

8.Performance of Tenant’s Work.  Tenant will perform and complete Tenant’s Work in compliance with such reasonable rules and regulations as Landlord and its architect and contractor, or contractors, may make.

9.Completion of Tenant’s Work.  At such time as Tenant’s Work shall be completed, Tenant, at its sole cost and expense and without cost to Landlord shall:

(a)Furnish evidence satisfactory to Landlord that all of Tenant’s Work has been completed and paid for in full (and such work has been accepted by Landlord), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived, and that no security interests relating thereto are outstanding;

(b)Furnish to Landlord all certifications and approvals with respect to Tenant’s Work that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Demised Premises;

(c)Furnish Landlord with a CD-ROM which contains reproducible “as built” drawings of the Demised Premises; and

(d)Furnish an affidavit from Tenant’s architect certifying that all work performed in the Demised Premises is in accordance with the working drawings and specifications approved by Landlord.

10.Work Standards.  All of Tenant’s Work shall be done and installed in compliance with all applicable laws and with the overall design and construction standards of the Building.

11.Permits.  As expeditiously as possible, Tenant shall file all applications, plans and specifications, pay all fees and obtain all permits, certificates and other approvals required by the jurisdiction in which the Building is located and any other authorities having jurisdiction in connection with the commencement and completion of Tenant’s Work, and diligently and in good faith pursue same so that all permits and approvals are issued as soon as practicable.  If minor modifications are at any time required by government authorities to any such plans or specifications, then Tenant shall make such modifications.  Tenant shall permit Landlord to assist Tenant in obtaining all such permits and other items.  Tenant shall obtain a Certificate of Occupancy and all other approvals required for Tenant to use and occupy the Demised Premises and to open for business to the public.  Copies of all building permits/occupancy permits are to be forwarded to Landlord.

12.Contractor Insurance.  Tenant’s contractors and subcontractors shall be required to provide, in addition to the insurance required of Tenant pursuant to the Lease, the following types of insurance:

(a)Builder’s Risk Insurance.  At all times during the period between the commencement of construction of Tenant’s Work and the date on which Tenant opens the Demised Premises for business with a valid certificate of occupancy in place, Tenant shall maintain, or cause to be maintained, casualty insurance in Builder’s Risk Form covering Landlord, Landlord’s architects, Landlord’s contractor or subcontractors, Tenant and Tenant’s contractors, as their interest may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant’s Work in place and all materials stored at the site of Tenant’s Work, and all materials, equipment, supplies and temporary structures of all kinds incident to Tenant’s Work and builder’s machinery, tools and equipment, all while forming a part of, or on the Demised Premises, or when adjacent thereto, while on drives, sidewalks, streets or alleys, all on a completed value basis for the full insurable value at all times.  Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(b)Worker’s Compensation.  At all times during the period of construction of Tenant’s Work, Tenant’s contractors and subcontractors shall maintain in effect statutory worker’s compensation as required by the jurisdiction in which the Building is located.

13.Contractor Liability.  Tenant assumes the responsibility and liability for any and all injuries or death of any or all persons, including Tenant’s contractors and subcontractors, and their respective employees, and for any and all damages to property caused by, or resulting from or arising out of any act or omission on the part of Tenant.  Tenant’s contractors or subcontractors or their respective employees, in the prosecution of Tenant’s Work, and with respect to such work, agree to indemnify and save free and harmless Landlord from and against all losses and/or expenses, including reasonable legal fees and expenses which they may suffer or pay as the result of claims or lawsuits due to, because of, or arising out of any and all such injuries or death and/or damage, whether real or alleged; and Tenant and Tenant’s contractors and/or subcontractors or their respective insurance companies shall assume and defend at their own expense all such claims or lawsuits.  Tenant agrees to insure this assumed liability in its policy of Broad Form Commercial General Liability insurance and the certificate of insurance or copy of the policy that Tenant will present to Landlord shall so indicate such contractual coverage.

14.Coordination.  Tenant’s Work shall be coordinated with any other work being performed by Landlord and other tenants in the Building so that Tenant’s Work will not interfere with or delay the completion of any other construction work in the Building.

15.Loads.  No item shall be mounted on or hung from the interior or exterior of the Building by Tenant without Landlord’s prior written approval.  If Tenant desires to mount or hang anything, Tenant shall notify Landlord of the loads involved and shall pay all costs involved.

16.Ducts.  Tenant shall permit Landlord or its agent to install, maintain, repair and replace in the ceiling space and/or under the concrete slab, adjacent to demising partitions and free standing columns, electrical, water or other lines and/or ducts that may be required to serve the common areas or others in the Building.

17.Contractor Responsibilities.  It shall be Tenant’s responsibility to cause each of Tenant’s contractors and subcontractors to:

(a)Maintain continuous protection of any premises adjacent to the Demised Premises in such a manner (including the use of lights, guardrails, barricades and dust-proof partitions where required) as to prevent any damage to the Building or any adjacent premises by reason of the performance of Tenant’s Work.

(b)Secure all parts of Tenant’s Work against accident, storm, and any other hazard.  However, no barricades or other protective device shall extend more than two (2) feet beyond the Demised Premises.  In addition to the foregoing, Tenant’s barricade or other protective device shall be attractive in appearance, shall extend across the frontage and full height of the Demised Premises and shall be of materials approved by Landlord.

(c)Comply strictly with the Rules and Regulations and Procedures set forth in Exhibit E, Schedule I, and Tenant agrees to be responsible for any violations thereof.  Remove and dispose of, at Tenant’s sole cost and expense, at least daily and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from Tenant’s Work, and upon completion, to remove all temporary structures, surplus materials, debris and rubbish of whatever kind remaining on any part of the Building or in proximity thereto which was brought in or created in the performance of Tenant’s Work (including stocking refuse).  If at any time Tenant’s contractors and subcontractors shall neglect, refuse or fail to remove any debris, rubbish, surplus materials, or temporary structures, Landlord at its sole option may remove the same at Tenant’s expense without prior notice.

(d)Use only the Demised Premises for the performance of Tenant’s Work.  Entry into areas unrelated to the performance of Tenant’s Work is prohibited.

(e)Guarantee that the work done by it will be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof.  Tenant shall also require that any such contractors and subcontractors shall be responsible for the replacement or repair without charge for any and all work done or furnished by or through such contractors or subcontractors which becomes defective within one (1) year after completion.  Replacement or repair of such work shall include, without charge, all expenses and damages in connection with such removal, replacement, or repair of all or any part of such work, or any part of the Building which may have been damaged or disturbed thereby.  All warranties or guarantees as to materials or workmanship or with respect to Tenant’s Work shall be contained in the contract or subcontract, which shall provide that said guarantees or warranties shall inure to the benefit of both Landlord and Tenant and be directly enforceable by either of them.  Tenant covenants to give to Landlord any assignment or other assurance necessary to effect such right of direct enforcement.

18.Separate Phase.The provisions of this Exhibit shall be applicable to each separate phase  of the Demised Premises.

EXHIBIT E

SCHEDULE I

The following are rules and procedures to be followed by contractors when working in or around the Demised Premises or Building:

1.Provide a trash can with a lid to dispose of lunches and food. Trash must not be allowed to accrue in the open lease spaces. This is to avoid fire and rodent hazards.

2.Access into spaces under construction must be limited to one door. If an unfinished lease space has two doors, one must be locked. Passage can occur through the door most convenient to the freight elevator and should have a temporary foot mat.

3.No access to the Building’s interior lobby or corridors will be permitted at any time.

4.All unused entry doors to vacant areas must be closed at all times and locked.

5.Construction employees must conduct themselves as mature gentlemen and ladies when working in tenant occupied spaces and all public spaces.

6.Loud radios are prohibited in all work areas.

7.Noisy operations such as chopping, etc. are to be done after hours, unless prior consent is given.

8.All work performed outside of normal working hours must be coordinated with the Building manager for security reasons. No one will be allowed access without prior permission.

9.Every effort must be made to avoid disturbance of any other tenant’s normal business operations. Punch list corrections must be performed only with the tenant’s permission, in advance. If an operation underway proves disturbing to a tenant it must be discontinued immediately and performed outside of normal business hours.

EXHIBIT F

FORM LETTER OF CREDIT

[Insert name and address of issuing bank]

[Insert date]

[Insert name and address of owner]

Dear Sir:

At the request and for the account of [insert name of tenant] located [insert address of tenant] (hereinafter called “Applicant”), we hereby establish our Irrevocable Letter of Credit No. [insert number] in your favor and authorize you to draw on us up to the aggregate amount of [insert amount of letter of credit], available by your draft(s) at sight drawn on us and accompanied by the following:

A written statement by any general partner of _______________________, or by any member or officer of ___________________________ that:

(i)	“Applicant is in default under that certain lease, dated as of [insert date of lease] (the “Lease”) between ________________ (“Landlord”), as landlord, and Applicant, as tenant; or
(ii)	“Applicant has failed to deliver timely a renewal Letter of Credit as provided in the Lease.”

Partial draws hereunder are permitted.  This Irrevocable Letter of Credit will be duly honored by us at sight upon delivery of the statement set forth above without inquiry as to the accuracy of such statement and regardless of whether Applicant disputes the content of such statement.

We hereby engage with you that all drafts drawn under and in compliance with the terms of this Irrevocable Letter of Credit will be duly honored by us if presented at [insert address of issuing bank] no later than [insert expiration date of Letter of Credit], it being a condition of this Irrevocable Letter of Credit that it shall be automatically extended for periods of at least one year from the present and each future expiration date unless, at least thirty (30) days prior to the relevant expiration date, we notify you, by certified mail, return receipt requested, that we elect not to extend this Irrevocable Letter of Credit for any additional period.

This Irrevocable Letter of Credit is transferable at no charge to any transferee of Landlord upon notice to the undersigned from you and such transferee.

This Irrevocable Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev) International Chamber of Commerce Publication #500.

Sincerely yours,

[Insert authorized signature]

EXHIBIT G

LANDLORD’S SCOPE OF WORK

Landlord, at Landlord’s sole cost and expense in addition to the Tenant Improvement Allowance, shall complete the scope of work below in order to deliver the Demised Premises ready for Tenant’s planned construction:

1.Build common corridors as required by code for the multi-tenanted floors. Landlord may have to evaluate and provide at Landlord’s expense corridors on the second (2nd) floor around the freight elevator to provide multi-tenant access.

2.If the existing backup generator servicing the Building is unable to provide a minimum of approximately 5 watts per square foot for the Demised Premises, Landlord shall provide and install a backup generator such that the Demised Premises has approximately 5 watts per square foot of backup power in the event of a power outage.

3.Provide sub-metered electricity for Tenant’s specialized equipment and HVAC as well as additional sub meters required by Tenant’s usage.

4.Vertical chases have been installed for the 4th floor (Existing Shafts – see below) to allow for reasonable outside air and exhaust systems to be installed (Tenant shall be responsible for all air handling units needed in excess of standard base building units that service the Demised Premises, including separate air handling units that may be required by code due to Tenant’s use of the Demised Premises) to be funded by the Tenant Improvement Allowance or at Tenant’s sole cost and expense).

5.Landlord shall allow connection to the building chilled water system to allow the tenant to utilize their pro-rata share of chilled water to serve new lab fan coils/ air handlers to be installed and paid for by the Tenant or from the Tenant Improvement Allowance. Costs for chilled water will be reasonably allocated to Tenant.

6.Landlord shall work with Tenant’s engineer to provide adequate amperage for Tenant to conduct its operations.  Landlord shall pay to reinforce the specific areas of the roof required by Tenant for Tenant’s roof top air handling equipment and shall provide adequate dunnage.  Tenant shall, in good faith, use commercially reasonable efforts, to fit its roof top equipment within the existing roof top screening. To the extent that such equipment does not fit into the existing screened area, Landlord shall provide additional roof top screening.

7.Landlord has installed two sanitary risers running from the fifth floor to the first floor and two vent risers running from the first floor through the roof at specified locations adjacent to domestic wet-stacks. At the first floor, an approved WSSC monitoring port exists and is connected to the domestic sanitary line.

Location of Existing Shafts:

D
E
F
G
J
L
M
01
A101
OPEN OFFICE
02
A101
JANITORIAL OFFICE
STORAGE

EXHIBIT H

ROFO Hierarchy

EXHIBIT I

Phase 3 Give Back Space

9713 Key West Avenue
Second Floor
Phase 3 Space Relinquishment Direction

Breezeway to be included in Phase III
*Phase III space that is relinquished to begin here and move contiguously in direction of arrows
Phase II
13,310 RSF
Phase III
13,422 RSF
Phase I
Amenities
Floor Common Areas
Phase II
Building Common Areas
Phase III

EXHIBIT I (Continued)

9713 Key West Avenue
Second Floor
Phase 3 Space Relinquishment
****Illustrative Example**

Phase II
13,310 RSF
Phase III Space
Relinquished
Phase III
Space Retained
Floor Common Areas
Phase II
Phase III Space Retained
Phase III Space Relinquished

DEED OF LEASE

between

KEY WEST MD OWNER LLC

Landlord

and

MAXCYTE, INC.

Tenant

Dated ______________________, 2021